As confidentially submitted to the Securities and Exchange Commission on October 2, 2017. This draft registration statement has not been publicly filed with the Securities and Exchange Commission and all information herein remains strictly confidential.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final offering circular or the offering statement in which such Final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR (under SEC Regulation A)	DATED OCTOBER 2, 2017

Drone Customer Incentive Program

Up to 1,000,000 Shares of Common Stock

(No payment required)

Mota Group, Inc. is offering up to 1,000,000 shares of its common stock to eligible customers, which will be delivered in connection with orders placed for certain of its products, including but not limited to Drones branded under the LILY name. We call this arrangement the “Rewards Program” or the “Program.” No separate payment will be required for the shares. Additional details are set forth under the heading “Additional Details Regarding the Program” herein.

This is an offering of shares under Securities and Exchange Commission (SEC) Regulation A, also known as Regulation A+.

The scheduled expiration date of the Program is [●].

In addition, the Company may suspend, terminate or modify the Program at any time.

Currently, there is no public market for our common stock. We will attempt to finance the company in an initial public offering or in a sale of shares for cash in a separate Regulation A+ offering. We cannot assure you that these efforts to “go public” will be successful.

In connection with a future cash financing, if it should be successful, we will attempt to have our shares available for trading on either the over-the-counter market, Nasdaq or the NYSE MKT. Because our shares are not tradeable on an established trading market, the shares we are issuing under this Program will be non-transferable until a trading market develops if, in fact, one develops at all. You may also be required to hold the shares for a to-be-specified period of time after trading commences, in part to ensure a successful cash offering and an orderly trading market.

To participate in the Program, you should log in to one of our websites, www.lily.camera or www.mota.com and click on the section called “Drone Customer Incentive Plan.” This will describe how to place an order with us under the Program. It also describes how many shares you would be entitled to receive based on the amount of your purchase. This offering statement must be qualified by the SEC before the Program can be initiated. Therefore, the Program only relates to orders placed after this offering statement has been qualified by the SEC and a final offering circular sent to you. We will post a notice on our website when such qualification occurs. When you make payment on a qualifying order, we will deliver a certificate for the shares to which you are entitled.

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We are an “emerging growth company” as defined under the federal securities laws and, if our financing is successful, we will register our shares under the Securities Exchange Act of 1934 (the “Exchange Act”). We will then file regular reports with the SEC in the same manner as other public companies except that as an “emerging growth company” we will elect to comply with certain reduced public company reporting requirements for these filings.

Our common stock involves a high degree of risk. See “Risk Factors” beginning on page [●] to read about factors you should consider before participating in this Program.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The Program will begin within two (2) calendar days after this offering circular has been qualified by the SEC. There is no maximum or minimum number of shares that may be issued. MOTA may discontinue the Program at any time. We will publicly announce the termination of the offering, and will advise customers that place orders for drones after termination that no shares will be issued in connection with their purchase.

The company is following the “offering circular” format of disclosure under Regulation A.

The company’s physical address and its website address are:

Mota Group, Inc.

60 S. Market St., Suite 1100
San Jose, CA 95113

www.mota.com

www.lily.camera

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We are offering this Program only in jurisdictions where it is permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained herein. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any delivery of our securities. Neither the delivery of this offering circular nor any delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this offering circular concerning the business of the company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

All information contained herein gives effect to certain stock splits.

In this offering circular, unless the context indicates otherwise, references to “we,” “us,” “our,” or the “company” means Mota Group, Inc.

Our logo and some of our trademarks and tradenames are used in this offering circular. This offering circular also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this offering circular may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

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NOTICE TO FOREIGN INVESTORS

IF AN INVESTOR LIVES OUTSIDE THE UNITED STATES, IT IS THE INVESTOR’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

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ADDITIONAL DETAILS REGARDING THE PROGRAM

MOTA has developed the Program to provide previous customers of Lily Camera with an introduction to Mota and its products. In June 2017, Mota completed the acquisition of certain assets of Lily Camera Drone. Lily Camera had worldwide popularity products but had provided poor service to its customers due to delay and misses in delivery. Mota is providing this program as good faith for customer satisfaction.

The Program is open to provide to former Lily customers who meet certain eligibility standards (“Eligible Customers”) with the opportunity to receive shares (each a “Share”) of Mota common stocks. An Eligible Customer will be presented with an offer to receive an award of our common stock (each a “Program Reward”). The offer presented to a customer will specify the eligibility criteria, the number of Shares applicable to the particular Program Reward and any other terms or restrictions if different from those specified in this offering circular.

The Reward Program will provide Eligible Customers Shares of common stock per eligible item ordered (“Eligible Order”), subject to the restrictions described herein. Eligible Customers will be receiving a unique Claim-Code or Link, by email, that allows them to order an eligible item and receive Mota common stocks. Customers will also be able to retrieve their unique Claim-Code via the website www.mota.com or www.lily.camera under “Customer Incentive Award” link at the bottom of the page by providing identifying information such as name and email. Claims will only apply to orders submitted after this offering circular is qualified by the SEC. We will announce the qualification on both of our websites, www.mota.com and www.lily.camera.

The formula for determining the amount of the Program Reward is as follows:

A Program Reward will be equal to 50 Shares for every Lily drone purchased during the term of the Reward Program. The Reward Program limit for each Eligible Customer is 100 drones (or 5,000 Shares).

We may limit, add to, suspend, modify, terminate or extend the Reward Program at any time, provided that we will honor the terms of a customer’s reward if the customer has placed (and not cancelled) an Eligible Order prior to any such change. A certificate for the Shares will be sent to a participating customer only after completion of the customer’s order, including full payment. Since we will be issuing stock certificates, you are not required to open a brokerage account in order to receive your Program Reward.

If we determine, in our sole discretion, that there was any abuse or misuse of the Reward Program, we reserve the right to instruct the transfer agent for the Shares to not allow any transfer of the applicable Shares. If that occurs, those Shares will be largely worthless. Such cases include but are not limited to:

▪	chargebacks issued from the processing bank;

▪	fraudulent purchases;

▪	return of the product ordered, excluding a valid warranty claim; and

▪	using fake or invalid information or impersonating another person.

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SUMMARY

This summary highlights information contained elsewhere in this offering circular and does not contain all of the information that you should consider in making your decision to participate in the Program. Before acquiring our common stock, you should read the entire offering circular carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this offering circular.

The Company

We design, manufacture and market consumer and professional products focused on the drones. We started our operation in 2003 as a Software Company focused on Aviation industry and since then introduced wide range of products including Aviation Headsets for Pilots, Smart wearables and Mobile Accessories, Toys, Aviation and Camera Accessories. We are one of the only Drone companies in California and our core focus is the simplicity and user-friendliness we engineer into our products. This has been key to enabling us to partner with a wide range of worldwide big box and mass-market retailers online and in-store. Our products are targeted toward higher-end consumers, including hobbyists and recreational users, as well as to professional sectors such as Agriculture, Sport Action, Real Estate

Since 2012, we have sold and shipped more than 1.7 million units of our products to people worldwide. Our leading brands and associated products include:

•	MOTA® – Recreational and commercial drones and other unmanned aerial systems, or UASs. Many of our drones are capable of delivering real-time high-definition video and sensor data, automatic flight control, tracking and geographic data, which increases flexibility in planning and execution.

•	LILY® – LILY is the world's well-known flying camera. It captures follow-me "selfies" with automatic point-and-shoot simplicity or can be flown up to half-a-mile away at a single touch. Targeted to professional videographers and consumers with active lifestyles, it’s known for its superior capabilities, ease-of-use, stability, simplicity, Smart Hover™, and follow-me features

•	JET JAT® – High-performance, high play-value drones and quadcopters for those of ages.

•	PRO-LIVE® , GIGA® and JOJO™– Highly capable prosumer and professional drones for photography and data acquisition.

•	TAMO - virtual reality gear for drones, stylish wearables, portable power products, and mobile accessories.

Our operations are substantially integrated —

•	Start with an idea that would meet an unfulfilled need;
•	Engage in the design process either in-house or in conjunction with third parties;
•	Manufacture our products in outsourced factories, most of which are in China; and
•	Distribute them both from third-party and in-house fulfillment centers and through major retail, e-commerce, and independent dealers throughout North America (and soon Europe and Latin America).

Our integrated development process allows us to focus on product quality, cost, timeliness, marketing and customers for the entire commercialization cycle. Even though in the past we had a full R&D team, we have shifted to outsource most of the development process so that we can focus on our core competency, namely, innovative solutions that are also easy to use and fun.

Products

Our drone products cover a range of capabilities in the higher-end consumer and professional sectors:

•	Drones and UASs (also known as UAVs)
•	Flying Cameras
•	Ultra-small recreational drones with highly advanced features that provide high play value and ease of use.

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•	Autonomous commercial drones for industrial and civilian uses with artificial intelligence and robotics features.
•	Virtual reality products and accessories that enable drones to livestream video feeds to the pilot

We generally categorize our drone products to two categories:

Professional and Commercial Drones .  Our highly capable, versatile and simple-to-use professional drones are adaptable for specialized applications such as agriculture, cinematography, construction, first responders and other government, insurance, journalism and lifestyle photography, real estate valuation and marketing, security, sports training, utilities, videography. and many others. Current retail prices for our commercial drones range from $200 to more than $1,000.Our highly capable, yet easy-to-use, versatile Professional drones are adaptable for specialized applications including sport action, lifestyle photography, construction, agriculture, cinematography, real-estate marketing, sports training, and many others. Current retail prices for our commercial drones range from $200 to $1,000.

Recreational Drones (High-End Consumer) .  In our recreational drone line, our JETJAT Nano series drones bring the thrill of flight to almost anyone. Our JETJAT ULTRATM drone, for example, which has a built-in streaming camera yet fits in the palm of your hand, can create indelible family memories, much like the first Kodak cameras, with the ability to record personal events from new vantage points and stream them to a smartphone phone and the internet.

The JETJAT line introduced novel capabilities to very small, golf ball-sized drones, such as live streaming video, one-touch take-off, auto hover and autoland, all of these and other features designed to elicit a "wow" factor among consumers and to show that drones are fun for everyone. Current retail prices for our recreational drones range from $40 to $130

Markets

Drones.  In March 2016, Goldman Sachs estimated the worldwide total addressable market for non-military drones at $38 billion by 2020. In May 2016, NPD Group’s Retail Tracking Service reported that U.S. drone sales grew 224% from April 2015 to April 2016. In 2015 Goldman Sachs estimated the increase in revenue and shipped units for non-military drones, as follows:

Year	2013		2014		2015E		2016E		2017E		2017E		2019E		2020E
Revenue (in million)	$250	M	$700	M	$1600	M	$2250	M	$2700	M	$2950	M	$3200	M	$3350	M
Units	200,000		900,000		2,200,000		3,400,000		4,400,000		5,500,000		6,600,000		7,600,000

In January 2016, the Consumer Technology Association, a trade association for the U.S. consumer electronics industry, predicted that sales of non-military drones in the U.S. will exceed 2.8 million units in 2016, a 149 percent increase over 2015. In May 2015, the same source estimated that drone flights will reach one million per day within the next 20 years, unless there are regulatory impediments.

Marketing and Sales

We sell our products both direct and also through multiple prominent retailers, including Amazon, Best Buy, Staples, Office Depot, Groupon, and Walmart worldwide. We also partner with large electronics distributors, such as Ingram Micro, Synnex Corp. and D&H Distributing, both domestically and internationally. Some of these distributors also provide local technical support for our products. Our focus is to leverage our distribution network to identify and market added value specialty and consumer electronics products.

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Manufacturing

While we make most product decisions in our United States locations, we currently outsource a significant majority of our manufacturing to manufacturers located in China. Our operations team includes local managers based in San Jose, California, Shenzhen, China, and Hong Kong who coordinate with our manufacturers’ engineering, manufacturing and quality control personnel to develop the requisite test and manufacturing processes and oversee manufacturing activities and worldwide shipping. We believe that using outsourced manufacturing enables greater scale and flexibility, and decreases time to market, at far lower cost than establishing our own manufacturing facilities. We periodically evaluate the need and advisability of adding manufacturers to support our operations.

Recent Performance

On June 8, 2017, we acquired certain assets of Lily Robotics Camera Drone Company (“Lily Robotics”). As part of the asset acquisition, we acquired worldwide rights to create products under the “Lily” brand, its customer list, trademarks, logos, domains, brands, websites, copyrights, artwork, and social networks.

Features Under Development

We expect to introduce a number of drone features in 2017 and 2018. One of the most innovative products in our development pipeline is DRONE HANDSTM , which allow drones to automatically take certain pre-programmed actions in-flight, such as picking and moving objects. We believe the addition of robotic features to off-the-shelf drones, in particular, has the ability to revolutionize the UAS market by introducing AI and robotic features in UAS operations for fully autonomous operation at reduced cost.

We expect to grow our LILY brand in 2018 while introducing additional drone products that feature increasing levels of automation and innovation. We are also looking forward to introducing LILY Kids™, a range of robotic products focused on safety, simplicity and automation for purely recreational, non-professional use.

Consumer electronics is a constantly changing industry. We expect to enhance our products to include ancillary technologies that advance in parallel with drone technologies and can be used in other markets that directly or indirectly involve drone and related technologies. For these products, we expect augmented reality, virtual reality, and robotics to be among the technologies with the greatest demand. We expect to work on acquisitions and/or partnerships with companies in this space in 2017 and 2018, although we do not have any agreements for acquisitions or partnerships in place.

Growth Strategy

We intend to grow our business, both domestically and internationally, by continuing to innovate in the growing markets for drones/UAS and consumer electronics. Key components of this strategy include the following:

•	Market our drones to new categories of customers, including the mass market, the real-estate industry, military, law enforcement and other commercial users. We intend to increase the penetration of our UAS products within the U.S. military, the militaries of allied nations and non-military U.S. customers, as well as law enforcement and first responder agencies. We believe our UAS platforms are suitable to address the needs of these target markets and that the demand for recreational, commercial and civil UAS deployments will continue to grow rapidly.

•	Deliver innovative solutions. Innovation is the primary driver of our growth. We plan to continue our efforts to enable us to satisfy our customers through better, more capable products and services, in response to, and in anticipation of, their needs, and continue to deliver innovative new products that address needs within and outside of our current target markets. Our principal focus will be on innovative, high margin, products.

•	Increase our marketing efforts in UAS and hobby drones. We strive to utilize industry experience we have accumulated to increase our presence in the drone market by investing in customer satisfaction, branding, product quality and innovation.

•	Foster our entrepreneurial culture and continue to attract, develop and retain highly-skilled personnel. We have created a corporate culture that encourages ideas, innovation, collaboration and an entrepreneurial spirit, which helps to attract highly skilled professionals. We intend to further nurture this culture to promote the development of innovative, highly technical solutions. A core component of our culture is the demonstration of trust and integrity in all of our interactions, contributing to a positive work environment and engendering loyalty among our employees and customers.

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•	Innovative use of both third-party and in-house fulfillment centers and carriers to reach end-user customers faster. We utilize both third-party and in-house fulfillment centers in strategic locations in California and other states, and in the UK, Mexico, Canada, and Hong Kong. We typically airfreight smaller electronic accessories and drones/UAS, while accessories and packaging are typically shipped via ocean freighter from our manufacturers in China to our fulfillment centers, where the products are packaged for retail sale. Managers monitor inventory levels to ensure the optimum balance. This strategy allows us to reach customers faster, reduce shipping costs, improve shipment accuracy, reduce custom levies, customize products for local markets, and reduce inventory levels. It also allows us to improve flexibility, allowing us to act faster, and reduce labor costs while enhancing customer satisfaction.

•	Expanding distribution worldwide. We have worked over the years, and will continue to pursue, increasing our distribution base from a relatively small number of e-commerce platforms to major distribution channels such as Ingram Micro, SYNNEX, D&H and others in key markets worldwide. This strategy will enable us to increase demand for our products and deepens brand loyalty due to localized sales and support.

Risks Affecting Our Business

Investing in our common stock involves significant risks and uncertainties. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this offering circular before making a decision to acquire our common stock. If any of these risks and uncertainties occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock (if a trading market is established) would likely decline, and your shares may decline in value or become worthless. Below is a summary of some of the principal risks we face:

•	Your shares are not transferable unless we are able to effect a significant cash financing and are able to list our stock in the OTC or Nasdaq markets. This may not occur.

•	We need to raise a significant amount of cash to implement our business plan, and such financing may not be available to us or available on onerous terms;

•	We operate in rapidly evolving markets, which makes it difficult to plan product strategy;

•	We face competition from other firms, many of which have substantially greater resources;

•	Failure to obtain any necessary regulatory approvals or new restrictions imposed on drone users by either domestic or international agencies may inhibit sales;

•	Our growth strategy for our drones and consumer electronics products is dependent on expanding into new customer categories and gaining broad consumer recognition and acceptance. We may not be able to successfully implement this strategy;

•	If critical components of our products that we currently purchase from a small number of suppliers or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business;

•	If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operations could be materially harmed; and

•	Our management, whose interests may not be aligned with yours, is able to control the vote on all matters requiring stockholder approval.

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Emerging Growth Company under the JOBS Act

As a company with less than $1.0 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Our Corporate Information

We were originally organized in 2003 as a limited liability company under the laws of California as KingRidge LLC, We changed our name to UNorth, LLC in September 2008. In August 2014, we reorganized as UNorth, Inc., a Delaware corporation and subsequently changed our name to “Mota Group, Inc.” in March 2016. Our principal executive offices are located at 60 South Market St., Suite 1100, San Jose, CA 95113. Our telephone number is (408) 370-1248. Our corporate website address is https://www.mota.com . The information contained in, or that can be accessed through, our website is not a part of this offering circular.

Going Concern

We have incurred operating losses and had negative operating cash flows and may continue to generate negative cash flows as we implement our business plan. There can be no assurance that our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern. The report of our independent registered public accounting firm with respect to our financial statements for the years ended June 30, 2017 and 2016 indicates that our recurring losses and negative cash flows from operations and the need for additional capital raise substantial doubt about our ability to continue as a going concern. During the years ended June 30, 2017 and 2016, we had a net loss of approximately $4,328,000 and $2,431,000, respectively, and net cash used in operations of approximately 1,289,000 and $1,718,000, respectively, and working deficit amounted to approximately $3,799,807,000 and $133,000 as of June 30, 2017 and 2016, respectively.

Recent Developments

On June 8, 2017, we acquired certain assets of Lily Robotics Camera Drone Company (“Lily Robotics”). As part of the asset acquisition, we acquired worldwide rights to create products under the “Lily” brand, its customer list, trademarks, logos, domains, brands, websites, copyrights, artwork, and social networks.

During January and February 2016, we consummated the closing of a private bridge financing of convertible notes (the “Convertible Bridge Notes”) in the aggregate principal amount of approximately $950,000 with maturity dates in January and February of 2018. The Convertible Bridge Notes issued in the bridge financing bear interest at the rate of 8% per annum, are unsecured and will convert into shares of our common stock upon the closing of this offering or any financing of at least $5,000,000 (“Qualified Financing”), at a conversion price equal to (i) 75% of the offering price (“Qualified Financing Price”), in the event such investor has purchased Convertible Bridge Notes in the aggregate principal amount of at least $500,000, (ii) 82% of the offering price in the event such investor has purchased Convertible Bridge Notes in the aggregate principal amount of at least $250,000 but less than $500,000, or (iii) 93% of the offering price in the event such investor has purchased Convertible Bridge Notes in the aggregate principal amount of less than $250,000.

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On September 12, 2016, we consummated a bridge financing of Convertible Bridge Notes with an investor in the principal amount of $500,000 for a 2-year term with a maturity date in September 2018. This Convertible Bridge Note bears interest at the rate of 8% per annum, is unsecured and will convert into our shares of common stock upon the closing of a Qualified Financing at a conversion price equal to 75% of the Qualified Financing Price. This Convertible Bridge Note is subject to the same terms as those previously executed.

On October 8, 2016, we consummated a bridge financing of a Convertible Bridge Note with an investor in the principal amount of $200,000 for a 2-year term with a maturity date in October 2018. This Convertible Bridge Note bears interest at the rate of 8% per annum, is unsecured and will convert into our shares of common stock upon the closing of a Qualified Financing at a conversion price equal to 93% of the Qualified Financing Price. This Convertible Bridge Note is subject to the same terms as those previously executed.

Interest expense on these convertible notes amounted to approximately $134,443 and $36,800 for the year ended June 30, 2017 and 2016, respectively.

The table below summarizes the details, including the conversion prices, for each debenture outstanding at June 30, 2017 and June 30, 2016:

Date of Debentures	Interest Rate	Conversion Price	June 30, 2017	June 30, 2016
Debenture#1 – January 17, 2016	8%	75% of Qualified Financing Price	$500,000	$500,000
Debenture#2 – January 21, 2016	8%	93% of Qualified Financing Price	50,000	50,000
Debenture#3 – January 26, 2016	8%	93% of Qualified Financing Price	100,000	100,000
Debenture#4 – January 26, 2016	8%	82% of Qualified Financing Price	300,000	300,000
Debenture#5 – September 12, 2016	8%	75% of Qualified Financing Price	500,000	—
Debenture#6 – October 8, 2016	8%	93% of Qualified Financing Price	200,000	—
			$1,650,000	$950,000

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On October 12, 2016, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with a lending institution (the “Lender”) for a Senior Secured Redeemable Debenture (“Debenture”). We issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,333,000 (net of debt issuance costs of approximately $167,000). We used part of the cash proceeds to repay the bank loan in the amount of approximately $123,000 on October 12, 2016. Under the terms of the Purchase Agreement, we were granted the option to issue additional Debentures up to a maximum amount of $3,000,000 if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by the lending institution. The Debenture carries an interest rate of 18% per annum, is secured by our assets, and is personally guaranteed by two of our principal stockholders and officers. We are required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. We have the right to redeem the Debenture in full prior to its maturity date. The Purchase Agreement is subject to certain fees, including an advisory fee of $300,000, which is due in three installments, and has a term of 15 months from the closing date. As of June 30, 2017, there was approximately $1,525,000 outstanding balance on this Debenture, including accrued debt issuance costs of approximately $99,800. On May 9, 2017, we entered into a waiver (the “Waiver”) with the Lender pursuant to which the Lender agreed to waive certain provisions of the Purchase Agreement that called for the repayment of Debenture in full in the event that the initial public offering constitutes a change of control (as defined in the Purchase Agreement). Under the terms of the Waiver, the Lender has agreed to a payment in the amount of $983,965 in lieu of full payment on the Debenture, and the remaining balance to be paid on a monthly basis through September 2017.

On May 16, 2017, our board of directors approved a reverse stock split at a ratio of 2.7 to 1. All references to number of shares and per share amounts included herein give effect to this reverse stock split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes, included in the F-section have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, if and when we effect the Reverse Stock Split, all outstanding shares and earnings per share information contained in this prospectus gives effect to this anticipated ratio of the Reverse Stock Split.

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Summary Consolidated Financial Information and Other Data

The following table summarizes our consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended June 30, 2017 and 2016 and the consolidated balance sheet data as of June 30, 2017 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended June 30,
	2017	2016
	(unaudited)
Consolidated Statements of Operations Data:
Net revenue	$4,498,103	$3,977,992
Cost of goods sold	3,052,485	2,559,891
Gross profit	1,445,618	1,418,101
Operating expenses:
Selling expenses	2,190,592	1,500,115
General and administrative expenses	2,662,732	2,126,698
Total operating expenses	4,853,324	3,626,813
Loss from operations	(3,407,706)	(2,208,712)
Other expenses, net	(920,035)	(222,296)
Net loss	$(4,327,741)	$(2,431,008)
Net loss per share	$(2.09)	$(1.18)
Weighted average common shares outstanding:	2,067,093	2,067,093

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	As of June 30, 2017	As of June 30,
	(unaudited)	2016	2015
Consolidated Balance Sheet Data:
Cash	$35,287	$46,052	$103,794
Accounts receivable, net	157,901	547,223	386,522
Inventory, net	1,699,552	1,233,560	1,447,919
Employee advances	3,415	—	—
Deposits with vendors	103,924	166,357	168,855
Working (deficit) capital**	(3,779,807)	(133,184)	1,115,354
Total assets	2,526,262	2,213,215	2,173,806
Accounts payable	3,416,502	1,196,489	592,524
Accrued expenses	553,506	435,006	42,973
Customer advances	42,425	43,627	237,325
Line of credit	83,044	91,299	90,287
Bank loan	—	214,932	—
Note payable	200,000	200,000	—
Senior secured redeemable debenture, including accrued debt issuance costs	1,524,834	—	—
Deferred rent	8,029	—	—
Convertible debentures	1,650,000	950,000	—
Loans payable to stockholders, including accrued interest	1,429,799	1,125,251	715,768
Total liabilities	8,908,139	4,267,351	1,707,504
Total stockholders’ (deficit) equity	(6,381,877)	(2,054,136)	466,302

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RISK FACTORS

You should carefully consider all of the information in this offering circular, including the risks and uncertainties described below, before making a decision to participate in the Program. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. Additionally, the market price of our common stock, should one develop, could decline due to any of these risks and uncertainties, and you may lose all or part of your investment.

Currently, there is no public market for our common stock. You may not transfer any shares you receive in connection with the Program unless a trading market develops for our common stock, which may never happen.. If we are unable to list our common stock for trading on the over-the-counter market or on a securities exchange, you will not be able to transfer your shares and you will have the potential to realize proceeds from your shares only on a sale of the company.

We will be able to establish a trading market for our common stock only if we successfully conclude a significant cash financing. We will attempt to finance the company in an initial public offering or in a sale of shares for cash in a separate Regulation A+ offering. This financing may never happen. In connection with a future cash financing, if there is one, we will attempt to have our shares available for trading on either the over-the-counter market or Nasdaq. You also will not be able to transfer your shares until six months after the shares are issued to you.

We are severely cash constrained and so need to raise a significant amount of cash to implement our business plan. We may not be able to obtain capital when desired on favorable terms, if at all.. If we are unable to do so, we may not be able to continue as a going concern or be able to introduce additional or new products to the market, which would result in reduced revenue and market share.

We operate in emerging and rapidly evolving markets, which makes our prospects difficult to evaluate. We may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs. As of June 30, 2017, we had a total stockholders’ deficit of $6,381,877. We may need additional financing to pursue our business strategies, including to:

•	hire additional staff;

•	develop new or enhance existing products;

•	enhance our operating infrastructure;

•	fund working capital requirements;

•	acquire complementary businesses or technologies; or

•	otherwise respond to competitive pressures.

Our projection of future capital needs is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. As a result, our financial resources may not be sufficient to satisfy our future capital requirements. Should these assumptions prove incorrect, there is no assurance that we can raise additional capital. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot be certain that additional financing will be available on terms favorable to us, or at all. Any future debt financing may contain covenants or other provisions that limit our operational or financial flexibility. In addition, certain of our customers require that we obtain letters of credit to support our obligations under some of our contracts. If adequate funds are not available or are not available on acceptable terms, if and when needed, then our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products, or otherwise respond to competitive pressures would be significantly limited. Therefore, if such funds are not available, our revenues and market share could decline.

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Both the drone market and the consumer products market, particularly the consumer electronics market, are evolving rapidly, which makes it difficult to evaluate our business and future prospects.

In addition to drones, the consumer products market generally, and the consumer electronics market and related technologies in particular, are rapidly evolving. Accordingly, our business and future prospects are difficult to evaluate. We cannot accurately predict the extent to which demand for our products will increase, if at all. Prior to investing, you should consider the challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets. These challenges include our ability to do the following:

•	generate sufficient revenue to achieve and maintain profitability;

•	acquire and maintain market share;

•	manage growth in our operations;

•	develop and renew contracts;

•	attract and retain additional engineers and other highly-qualified personnel;

•	successfully develop and commercially market new products; and

•	access additional capital when required and on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations and financial condition would be materially harmed.

We face competition from other firms, many of which have substantially greater resources.

The consumer electronic industry as a whole is highly competitive and generally characterized by intense competition. Our current primary direct competitors in the consumer and commercial drone space include DJI, 3DR, Parrot, and potentially GoPro. As with any other product, there are always generic brands that always enter the market. We expect that additional competitors will enter both the consumer and commercial drone markets. In addition, some or all of these firms may have substantially greater financial, management, research and marketing resources and brand awareness than we have. Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of key professional personnel. Furthermore, many of our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products and technologies, divert sales away from us by monopolizing the market or enter into contracts with retail store chains to only carry their brand, or hire away our employees by offering more lucrative compensation packages. In the event that the market for drones or consumer electronics expands, we expect that competition will intensify as additional competitors enter the market and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to less favorable contractual terms or lower pricing terms, which could adversely affect our margins. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or results of operations.

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Government contract awards are not predictable.

While we are planning to use portion of the proceeds to expand our presence in the military and government sector, entering into government contracts and winning government awards are not predictable, as many government customers will likely be subject to budgetary constraints. In addition, award of contracts from these agencies could be jeopardized by governmental competitive bidding requirements. The funding of government programs is uncertain and dependent on continued congressional appropriations and administrative allotment of funds based on an annual budgeting process. Furthermore, almost all contracts with the U.S. government are terminable by the U.S. government at will and include provisions requiring the contractor to bear the risk of cost overruns and may also include “most favored nations” provisions requiring the government to receive the best pricing terms available to any other customer. Our ability to expand into this sector may also be negatively impacted by other developments that affect these government programs generally, including the following:

•	changes in government programs;

•	adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•	changes in political or public support for security and defense programs;

•	delays or changes in the government appropriations process;

•	uncertainties associated with the war on terror and other geo-political matters; and

•	delays in payment by government payment offices.

In addition, many government entities may elect to choose a “single-source-award” preference to restrict participation only to those manufacturers that they have entered into procurement with previously.

If drones, consumer electronic and/or unmanned aircraft systems do not experience significant growth, if we cannot expand our customer base or if our products do not achieve broad acceptance, then we will not be able to achieve our anticipated level of operations.

We rely on industry experts and research reports to predict the potential in the market. Market Research from RnRMarketResearch.com suggests that the demand for drones and related products will expand by 109% for the next three years, and if such analysts have not predicted the market correctly, it can have adverse effect on our revenue. As the drone industry is an evolving industry, we cannot accurately predict the future growth rates or sizes of these markets. Demand for these types of systems may not increase, or may decrease, either generally or in specific markets, for particular types of products or during particular time periods. Although we are seeking to expand our customer base to include foreign countries, governments, domestic, consumer, and commercial customers, we cannot assure you that our efforts will be successful. The expansion of the drone and consumer electronic markets in general, and the market for our products in particular, depends on a number of factors, including but not limited to the following:

•	customer satisfaction with these types of systems as solutions;

•	the cost, performance and reliability of our products and products offered by our competitors;

•	customer perceptions regarding the effectiveness and value of these types of systems;

•	limitations on our ability to market our products outside the United States;

•	obtaining timely regulatory approvals; and

•	marketing efforts and publicity regarding these types of systems.

If the components that we currently purchase from a small number of suppliers or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

We currently have a small number of suppliers that provide components to our outsourced manufacturing facilities. We do not have long-term agreements with any of these suppliers that obligate them to continue to sell products to us. Our reliance on these suppliers involves risks and uncertainties, including whether our suppliers will provide an adequate supply of required materials of sufficient quality, will increase prices for the products and will perform their obligations on a timely basis. In addition, our suppliers rely on the raw material supplies that may face shortages. Moreover, if any of our suppliers become financially unstable, then we may have to find new suppliers. It may take several months to locate alternative suppliers, if required. We may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we lose any of these sources. We cannot predict if we will be able to obtain replacement components within the time frames that we require at an affordable cost, if at all.

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Our failure to obtain any necessary regulatory approvals or any new restrictions imposed on drone users by either domestic or international agencies may limit us from expanding the sales of our products.

Regulations imposed by governmental and quasi-governmental entities, both domestic such as the Federal Aviation Administration, or FAA, and international affect the drone industry. The regulatory environment in the drone industry is rapidly evolving and any significant restrictions adopted by these entities regarding the use of drones by our customers could have a materially adverse effect on our results of operations. In addition, certain testing requirements, such as voluntary standards adopted by ASTM International (formerly The American Society for Testing and Materials), and any relevant standards adopted by the Federal Communications Commission, or FCC, may require us to perform additional testing and product changes which would add to our expenses.

The markets in which we compete are characterized by rapid technological change, which requires us to develop new products and product enhancements, and could render our existing products obsolete.

Continuing technological changes in the market for our products could make our products less competitive or obsolete, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and enhancements to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offer our products. Delays in introducing new products and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause existing and potential customers to purchase our competitors’ products.

If we are unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, our products could lose market share, our revenue and profits could decline, and we could experience operating losses.

We derive a significant amount of our revenue from a limited number of customers and purchase a significant portion of our inventories from a limited number of suppliers. Certain of our major customers are also major suppliers, and therefore the loss of such customers or suppliers could adversely impact our financial condition and results of operations.

We derived a significant portion of our revenues on an aggregate basis from our top three customers, and a significant portion of our purchases comes from our top three suppliers. As of June 30, 2017, two customers represented 86% of the total accounts receivable balance, and accounted for 61% of the total sales for the year ended June 30, 2017. As of June 30, 2016, two customers represented 79% of the total accounts receivable balance, and accounted for 68% of the total sales for the year ended June 30, 2016. These customers are large e-commerce and computer and technology distribution companies. As of June 30, 2017, two vendors located in China represented 54% of the total accounts payable balance and 30% of total purchases for the year ended June 30, 2017. As of June 30, 2016, two vendors located in China represented 63% of the total accounts payable balance and 90% of total purchases for the year ended June 30, 2016. We maintain close working relationships with our top customers and suppliers and continue to reduce the business concentration of our revenues and purchases among our top customers and suppliers. While we do not believe that the loss of any one major customer or supplier in and of itself would have a material adverse effect on our financial condition or results of operation, the loss of more than one such major customer or supplier, or our failure to replace such customer or supplier with other customers and suppliers, could have a material adverse effect on our financial condition and our results of operations. We intend to further diversify this allocation in Fiscal 2018 by introducing our online direct business to consumer platform and utilizing the new customer channels that we acquired such as Home Depot and Target.com.

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Our senior management and key employees are important to our customer relationships and overall business.

We believe that our success depends in part on the continued contributions of our senior management and employees. We rely on our executive officers, senior management and key employees to generate business and execute programs successfully. We do not have employment agreements with any of our executive officers or key employees, and these individuals could terminate their employment with us at any time. The loss of any of our executive officers, members of our senior management team or key employees could significantly delay or prevent the achievement of our business objectives and could materially harm our business and customer relationships and impair our ability to identify and secure new contracts and otherwise manage our business.

We must recruit and retain highly-skilled employees to succeed in our competitive business.

We depend on our ability to recruit and retain employees who have advanced engineering and technical services skills and who we believe will work well with our customers. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, then our ability to maintain our competitiveness and grow our business could be negatively affected. In addition, because of the highly technical nature of our products, the loss of any significant number of our existing engineering personnel could have a material adverse effect on our business and operating results. In the event we are unable to retain these key personnel or acceptable substitutes, the customer may terminate the contract.

Our business may be dependent upon our employees obtaining and maintaining required security clearances.

If and when awarded, certain U.S. government contracts would require our employees to maintain various levels of security clearances, and we would be required to maintain certain facility security clearances complying with Department of Defense (DoD), requirements. The DoD has strict security clearance requirements for personnel who work on classified programs. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain security clearances in a timely manner, or at all, or if our employees who hold security clearances are unable to maintain the clearances or terminate employment with us, then a customer requiring classified work could terminate the contract or decide not to renew it upon its expiration. In addition, we expect that many of the contracts on which we expect to bid will require us to demonstrate our ability to obtain facility security clearances and employ personnel with specified types of security clearances. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts.

Our products are complex and could have unknown defects or errors, which may give rise to claims against us, diminish our brand or divert our resources from other purposes.

Our unmanned aircraft systems rely on complex avionics, sensors, user-friendly interfaces and tightly integrated, electromechanical designs to accomplish their missions. Despite testing, our products occasionally have contained defects, errors and performance problems and may in the future contain defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation, any of which could materially harm our results of operations and ability to achieve market acceptance. In addition, increased development and warranty costs could be substantial and could reduce our operating margins.

The existence of any defects, errors, or performance problems in our products or the misuse of our products could also lead to product liability claims or lawsuits against us. A defect, error or performance problem in one of our unmanned aircraft systems could result in injury, death or property damage and significantly damage our reputation and support for unmanned aircraft systems in general. While our fast charge systems include certain safety mechanisms, these systems can deliver up to 600 amps of current in their application, and the failure, malfunction or misuse of these systems could result in injury or death. Although we maintain insurance policies, we cannot assure you that this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful product liability claim could result in substantial costs to us. Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations.

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The operation of unmanned aircraft systems in urban environments may be subject to risks, such as accidental collisions and transmission interference, which may create potential liability for us as the manufacturer.

Urban environments may present certain challenges to the operators of unmanned aircraft systems. Unmanned aircraft systems may accidentally collide with other aircrafts, persons or property, which could result in injury, death or property damage and create potential liability for us. While we believe that the operator should remain liable for any damage caused by an unmanned aircraft system, there can be no assurance that our design of that system or the manner in which we market its use, will not result in our being held responsible should the system cause any such injury, death or property damage.

We have not made material expenditures on our research and development activities relating to development of new products and as a result may not be able to compete effectively in a competitive market.

New technologies are rapidly emerging in the segments in which we conduct business. The development of new and advanced technologies, the continuous, timely and cost-effective incorporation of such technologies into products and services, and the effective marketing of such products and services are indispensable to remaining competitive. There can be no assurance that our limited research and development activities will be successful in maintaining our market position. If our products do not keep up with the pace of technological change, our products will not be accepted and our business, financial condition and results of operations will be materially affected.

The speedy introduction of our products to the marketplace is necessary for our business to be successful.

Our business is dependent on the speed with which we introduce our products to the market. The introduction of our products to the market is inherently difficult to manage and keep on schedule, and there can be no assurance that we will be able to meet our development objectives or to meet market expectations. We may experience substantial delays in completing development of our products which could negatively impact our competitiveness.

Our products may contain undetected flaws when introduced.

There can be no assurance that, despite testing by us and by potential customers, flaws will not be found in our products, resulting in loss of or delay in market acceptance. We may be unable, for technological or other reasons, to introduce products in a timely manner in response to changing customer requirements. In addition, there can be no assurance that while we are attempting to finish development of our products, a competitor will not introduce similar or superior products, thus diminishing our advantage, rendering our products and technologies partially or wholly obsolete, or at least requiring substantial re-engineering in order to become commercially acceptable. Our failure to maintain product introduction schedules, avoid cost overruns and undetected errors, or introduce products that are superior to competing products would have a materially adverse effect on our business, financial condition, and results of operations.

Volatility and cyclicality in the market for consumer electronics could adversely affect us.

Our financial success depends in part on the varying conditions in the market for our products. This market is subject to volatility as it moves in response to cycles in the overall business environment and is also particularly sensitive to the technology sector, which generates a significant portion of the demand. A significant decline in demand for products we sell could adversely affect our revenue and prospects, which would harm our business, financial condition and operating results.

If we are unable to implement and maintain effective internal control over financial reporting in the future, our ability to produce accurate financial statements could be impaired and investors may lose confidence in the accuracy and completeness of our financial reports..

When and if we become a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Public companies, should we achieve that status, In addition, are required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. In addition, if we go public, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

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We have identified material weaknesses in our internal control over financial reporting as of June 30, 2017, and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remedy our material weaknesses, or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. The material weaknesses that we identified related to the lack of a sufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements and the lack of timely and effective management review of account reconciliations and the timely preparation of schedules necessary for the preparation of financial statements and to make certain accounting judgments in accordance with generally accepted accounting principles.

Our failure to remediate the material weaknesses identified above or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, on a timely and accurate basis. Moreover, our failure to remediate the material weaknesses identified above or the identification of additional material weaknesses, could prohibit us from producing timely and accurate consolidated financial statements, which, if our stock becomes tradeable, may adversely affect our stock price and we may be unable to maintain compliance with NASDAQ listing requirements.

Our ability to use our net operating loss carry forwards and certain other tax attributes may be limited.

Our ability to utilize our federal net operating loss carryforwards may be limited under Sections 382 of the Internal Revenue Code of 1986, as amended, or the Code. The limitations apply if an “ownership change,” as defined by Section 382, occurs. Generally, an ownership change occurs if the percentage of the value of the stock that is owned by one or more direct or indirect “five percent shareholders” increases by more than 50% over their lowest ownership percentage at any time during the applicable testing period (typically three years). If we have experienced an “ownership change” at any time since our formation, we may already be subject to limitations on our ability to utilize our existing net operating losses and other tax attributes to offset taxable income. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change” and, consequently, Section 382 limitations. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Our failure to successfully promote our brands and achieve strong brand recognition in our markets will limit and reduce the demand for our products.

We believe that brand recognition is an important factor to our success. We plan to increase our marketing expenditures to increase and maintain prominent brand awareness. If we fail to promote our brands successfully, or if the expenses of doing so are disproportionate to any increased net sales we achieve, it would have a material adverse effect on our business and results of operations. This will depend largely on our ability to maintain trust, be a technology leader, and continue to provide high-quality and secure products and services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our risk management processes, changes to our products and services, our ability to effectively manage and resolve seller and buyer complaints, our privacy and security practices, litigation, regulatory activity, and the experience of sellers and buyers with our products or services, could adversely affect our reputation and the confidence in and use of our products and services. Harm to our brand can arise from many sources, including failure by us or our partners to satisfy expectations of service and quality; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers, or other counterparties. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected. Other companies, who may have significantly more resources to promote their own brands than we do, may not be aggressively promoting their brands. If they begin to more aggressively promote their brand or if our products exhibit poor performance or other defects, our brand may be adversely affected, which would inhibit our ability to attract or retain customers.

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If we fail to manage growth effectively, our business could be harmed.

In order to manage our growth effectively, we must continue to strengthen our existing infrastructure, develop and improve our internal controls, information technology and security policies, create and improve our reporting systems, and timely address issues as they arise. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations. Furthermore, we encourage employees to be bold and to quickly develop and launch new features for our products and services. As we grow, we may not be able to execute as quickly as a smaller, more efficient organization. If we do not successfully manage our growth, our business will suffer.

We face challenges in expanding into new geographic regions.

We plan to continue expanding our presence in new geographic regions, including Canada, Mexico, the European Union, Central and South America, and Asia. The expansion of our products and services globally exposes us to risks relating to staffing and managing cross-border operations; increased costs and difficulty protecting intellectual property and sensitive data; tariffs and other trade barriers; differing and potentially adverse tax consequences; increased and conflicting regulatory compliance requirements, including with respect to data privacy and security; lack of acceptance of our products and services; challenges caused by distance, language, and cultural differences; exchange rate risk; and political instability. Accordingly, our efforts to expand our global operations may not be successful, which could limit our ability to grow our business.

In addition, we currently face and will continue to face risks entering markets in which we have limited or no experience and in which we may not be well-known. Offering our products in new geographic regions often requires substantial expenditures and takes considerable time, and we may not be successful enough in these new geographies to recoup our investments in a timely manner or at all. We may be unable to attract a sufficient number of resellers, fail to anticipate competitive conditions, or face difficulties in operating effectively in these new markets.

Our international revenue and operations are subject to a number of material risks, including those described below, that could adversely affect our business, financial condition or results of operation.

Our international revenue and operations are subject to a number of material risks, including the following:

•	the unavailability of, or difficulties in obtaining any, necessary governmental authorizations for the export of our UAS products to certain foreign jurisdictions;

•	changes in regulatory requirements that may adversely affect our ability to sell certain products or repatriate profits to the United States;

•	the complexity and necessity of using foreign representatives and consultants;

•	difficulties in enforcing agreements and collecting receivables through foreign legal systems and other relevant legal issues, including fewer legal protections for intellectual property;

•	potential fluctuations in foreign economies and in the value of foreign currencies and interest rates;

•	potential preferences by prospective customers to purchase from local (non-U.S.) sources;

•	general economic and political conditions in the markets in which we operate;

•	the imposition of tariffs, embargoes, export controls and other trade restrictions; and

•	different and changing legal and regulatory requirements in the jurisdictions in which we currently operate or may operate in the future.

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Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, threats to our intellectual property, difficulty in collecting receivables and a higher cost of doing business, any of which could negatively impact our business, financial condition or results of operations. Moreover, our sales, including sales to customers outside the United States, are denominated in dollars, and downward fluctuations in the value of foreign currencies relative to the U.S. dollar may make our products more expensive than other products, which could harm our business.

We depend on third-party delivery services to deliver our products to us and our customers on a reliable and timely basis, and these third parties may increase the fees that they charge, limit or end their relationship with us with minimal prior notice, or become less reliable.

We use industry leading transportation services such as FedEx, the US Postal Service, UPS, DHL, Ocean and Freight and other third parties to ship our products. We continuously try to negotiate better rates among the carriers and generally try to balance between our shipments among carriers but we do not have long-term agreements with any of delivery service and we cannot assure you that our relationships with these delivery service providers will continue on terms favorable to us, or at all. We are highly dependent upon general transportation infrastructure, including common carriers, to fulfill customer orders. The transportation network is subject to a variety of disruptive causes, including labor disputes or port strikes, acts of war or terrorism and natural disasters. If our delivery times increase unexpectedly due to these or any other reasons, we could suffer a disruption of our business and delayed or lost net sales and our brand could be damaged.

Continued increases in shipping costs could harm our business, financial condition and results of operations by increasing our costs of doing business and reducing our gross margins. Passing these increased costs on to our customers could also cause us to lose sales to competitors. Furthermore, due to competitive pressures, we are increasingly either heavily discounting or not charging our customers for shipping. As our online competitors continue to use and expand programs that provide for free or reduced shipping charges, we expect to increasingly offer similar programs to maintain and build our customer base, which will have the effect of decreasing net sales from freight and decreasing our margins.

Our business and operations are subject to the risks of earthquakes and other natural catastrophic events.

Our corporate locations may be potentially exposed to seismic activity and wild fires or significant natural disaster, such as an earthquake, fire or other catastrophic event, which severely affect our ability to conduct normal business operations, and as a result, our future operating results could be materially and adversely affected.

Risks Related to Our Intellectual Property

If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.

Our intellectual property and other proprietary rights are an important component of our business. We rely on patents, trademarks, copyrights, trade secrets and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. However, a significant portion of our technology is not patented, and we may be unable or may not seek to obtain patent protection for this technology. Moreover, existing U.S. legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages, and may be challenged by third parties. The laws of countries other than the United States often are even less protective of intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products or otherwise obtain and use our intellectual property. Moreover, many of our employees have access to our trade secrets and other intellectual property. If one or more of these employees leave us to work for one of our competitors, then they may disseminate this proprietary information, which may as a result damage our competitive position. If we fail to protect our intellectual property and other proprietary rights, then our business, results of operations or financial condition could be materially harmed.

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In addition, affirmatively defending our intellectual property rights and investigating whether we are pursuing a product or service development that may violate the rights of others may entail significant expense. We have not found it necessary to resort to legal proceedings to protect our intellectual property, but may find it necessary to do so in the future. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, then the proceedings could result in significant expense to us and divert the attention and efforts of our management and technical employees, even if we prevail.

We may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming and limit our ability to use certain technologies in the future.

We may become subject to claims that our technologies infringe upon the intellectual property or other proprietary rights of third parties. Any claims, with or without merit, could be time-consuming and expensive, and could divert our management’s attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from these claims could require us to pay substantial amounts or obtain a license to continue to use the disputed technology, or otherwise restrict or prohibit our use of the technology. We cannot assure you that we would be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all, that we would be able to develop alternative technology on a timely basis, if at all, or that we would be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected product. An adverse determination also could prevent us from offering our products to others. Infringement claims asserted against us may have a material adverse effect on our business, results of operations or financial condition.

We may be unable to continue as a going concern based on our recent performance, which has included significant losses and a working capital deficit.

We have incurred operating losses and had negative operating cash flows and may continue to generate negative cash flows as we implement our business plan. There can be no assurance that our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern. The report of our independent registered public accounting firm with respect to our financial statements for the years ended June 30, 2017 and 2016 indicates that our recurring losses and negative cash flows from operations and the need for additional capital raise substantial doubt about our ability to continue as a going concern. The report of our Independent Registered Public Accounting Firm has indicated these factors raised substantial doubt about our ability to continue as a going concern. During the years ended June 30, 2017 and 2016, we had a net loss of approximately $4,328,000 and $2,431,000, respectively, and net cash used in operations of approximately $1,288,821 and $1,718,000, respectively, and working deficit amounted to approximately $3,780,000 and $133,000 as of June 30, 2017 and 2016, respectively.

We may continue to generate losses and be unable to service our outstanding liabilities in the future.

We recently entered into a number of debt financing transactions. On July 29, 2015, we entered into a $250,000 loan with a bank with a one year term. On May 18, 2016, we entered into another $250,000 bank loan to replace the bank loan above with a nine-month term. In January and February 2016, we closed on a private placement of Convertible Bridge Notes in the aggregate principal amount of approximately $950,000. On March 29, 2016, we issued a short term promissory note to an unrelated party for $200,000. On September 12 and October 8, 2016, we consummated two bridge financings of convertible notes in the aggregate amount of $700,000 with 2-year term with maturity dates in September and October 2018, respectively. On October 12, 2016, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with a lending institution for a Senior Secured Redeemable Debenture (“Debenture”). We issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,333,000 (net of debt issuance costs of approximately $167,000). We used part of the cash proceeds to repay the Bank Loan in the amount of approximately $123,000 on October 12, 2016. Under the terms of the Purchase Agreement, we were granted the options to issue additional Debentures up to a maximum amount of $3,000,000 if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by lending institution. The Debenture carries an interest rate of 18% per annum, is secured by our assets, and is personally guaranteed by two of our principal stockholders and officers. We are required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. We have the right to redeem the debenture in full prior to its maturity date. The Securities Purchase Agreement is subject to certain fees, including an advisory fee of $300,000 which is due in three installments, and has a term of 15 months from the closing date. As of June 30, 2017, there was approximately $1,525,000 outstanding balance on this Debenture, including accrued debt issuance costs of approximately $99,800. On March 26, 2017, the Company entered into Exchange Agreements with certain of its suppliers and debt holder (the “Suppliers and Debt Holder”). Pursuant to the terms of the Exchange Agreements, the Company agreed to issue to the Suppliers and Debt Holder, in full satisfaction of the payables of $3,003,000, due to the Suppliers and Debt Holder (the “Aggregate Outstanding Amount”), a number of the shares of our common stock (the “Securities”) issued in this offering equal to (i) the Aggregate Outstanding Amount divided by (ii) (a) the offering price per security in this offering, multiplied by (b) .90, subject to satisfaction of the covenants and conditions set forth in the Exchange Agreement. The Suppliers and Debt Holder have entered into lock-up agreements with the Company and have further agreed to grant the Company the option to buy back all of the Securities during the lock-up period from the Suppliers and Debt Holder in exchange for the lesser of (i) the Aggregate Outstanding Amount multiplied by 1.05, and (ii) the number of Securities, multiplied by the closing trading price of the Securities on the day prior to the date that the Company delivers a notice to the Suppliers and Debt Holder, multiplied by 1.05. The Suppliers and Debt Holder have represented to the Company that they are “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act.

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Management’s plans include this initial public offering to which this prospectus relates. There can be no assurance that we will be successful in raising. As of June 30, 2017, the Company had current liabilities of approximately $5,820,000. If we are not able to raise additional capital that may be needed, it is probable that the Company will be unable to meet its obligations as they become due within one year from the issuance date of this filing and could have a material adverse effect on our business plans. There can be no guarantee that we would obtain financing with terms that are acceptable to us, in which case, we may have to limit our expansion of new products or limit our working capital.

We have never paid dividends on our common stock.

We have never paid dividends on our common stock and do not presently intend to pay any dividends. Any future dividend payment will be at the discretion of our Board of Directors. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.

Our quarterly operating results may vary widely.

Our quarterly revenue, cash flow and operating results have and may continue to fluctuate significantly in the future due to a number of factors, including the following:

•	the size and timing of orders from customers, including but not limited to increase or decrease in purchase requests from customers;

•	change in the mix of products that we sell in the period;

•	seasonal fluctuations in customer demand for some of our products or services;

•	unanticipated costs incurred in the introduction of new products;

•	the amount of price protection, volume incentive rebates, discounts, market development funds, cooperative advertising payments and other concessions and discounts that we may need to provide to some of our customers due to competitive pricing pressures;

•	fluctuations in the adoption of our products in new markets;

•	announcement or introduction of products and technologies by competitors or related industries; and

•	cancellations, delays or contract amendments by governmental agency customers

Our management, whose interests may not be aligned with yours, is able to control the vote on all matters requiring stockholder approval.

As of June 30, 2017, our directors, executive officers and founders collectively beneficially owned 5,960,000 shares, or 89.9%, of our total outstanding shares of common stock. Upon consummation of this offering, our directors, executive officers and founders will collectively beneficially own 1,837,036 shares, or approximately 86.4%, of our total outstanding shares of common stock. Accordingly, both prior and subsequent to consummation of this offering our directors and executive officers as a group may control the vote on all matters requiring stockholder approval, including the election of directors. The interests of our directors and executive officers may not be fully aligned with yours. Although there is no agreement among our directors and executive officers with respect to the voting of their shares, this concentration of ownership may delay, defer or even prevent a change in control of our company, and make transactions more difficult or impossible without the support of all or some of our directors and executive officers. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this offering circular contains forward-looking statements within the meaning of the federal securities laws. These statements may be found under “offering circular Summary,” “Risk Factors,” Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Statements about our future plans and intentions, results, levels of activity, performance, goals, achievements or other future events constitute forward-looking statements. Wherever possible, words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” or “potential” or the negative or other variations of these words, or similar words or phrases, have been used to identify these forward-looking statements. These statements reflect management’s current beliefs and are based on information available to management as at the date of this offering circular.

Forward-looking statements involve significant risk, uncertainties and assumptions. Although the forward-looking statements contained in this offering circular are based upon what management believes to be reasonable assumptions as of the date of this offering circular, we cannot assure readers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this offering circular and we assume no obligation to update or revise them to reflect new events or circumstances, except as required by law. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including:

•	announcements of new products or technologies, commercial relationships or other events relating to us or our industry or our competitors;

•	failure of any of our key products to gain market acceptance;

•	variations in our quarterly operating results;

•	perceptions of the prospects for the markets in which we compete;

•	changes in general economic conditions;

•	changes in securities analysts’ estimates of our financial performance;

•	regulatory developments in the United States and foreign countries;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	news about the markets in which we compete or regarding our competitors;

•	terrorist acts or military action related to international conflicts, wars or otherwise;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of key personnel; and

•	other factors that we discuss in this offering circular in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this offering circular.

These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements contained in this offering circular are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act which does not extend to initial public offerings. You should read this offering circular and the documents that we have filed as exhibits to the registration statement, of which this offering circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

Since the Program does not involve any cash payments to the Company for the shares, there will be no proceeds to the Company other than in respect of drone sales.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2017,

June 30, 2017
(Unaudited)
Cash	$35,287
Accounts payable and other accrued expenses	1,209,208
Accrued interest on convertible debentures	42,425
Note payable	200,000
Convertible debentures	1,650,000
Stockholders’ equity (deficit):
Common Stock, $0.0001 par value, 10,000,000 shares authorized, 2,044,443 shares issued and outstanding, actual; 10,000,000 shares authorized, and 1,511,107 issued and outstanding pro forma and 2,161,107 shares issued and outstanding, pro forma as adjusted	204
Additional paid-in capital	376,506
Shares issued for future goods	—
Accumulated deficit	(6,758,587)
Total stockholders’ (deficit) equity	(6,381,877)
Total capitalization	$(957,600)

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DILUTION

Dilution means the difference in the price paid by investors in a public offering and the post-transaction net worth per share of the company. Since participants in the Program will not be paying cash for their shares, there will be no dilution for them.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following table summarizes our consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended June 30, 2017 and 2016 and the consolidated balance sheet data as of June 30, 2017 and 2016 from our unaudited June 30, 2017 and audited June 30, 2016 consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended June 30,

	2017	2016
	(unaudited)
Consolidated Statements of Operations Data:
Net revenue	$4,498,103	$3,977,992
Cost of goods sold	3,052,485	2,559,891
Gross profit	1,445,618	1,418,101
Operating expenses:
Selling expenses	2,190,592	1,500,115
General and administrative expenses	2,662,732	2,126,698
Total operating expenses	4,853,324	3,626,813
Loss from operations	(3,407,706)	(2,208,712)
Other expenses, net	(920,035)	(222,296)
Net loss	$(4,327,741)	$(2,431,008)
Net loss per share	$(2.09)	$(1.18)
Weighted average common shares outstanding:	2,067,093	2,067,093

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	As of June 30,
	2017	2016
	(unaudited)
Consolidated Balance Sheet Data:
Cash	$35,287	$46,052
Accounts receivable, net	157,901	547,223
Inventory, net	1,699,552	1,233,560
Deposits with vendors	103,924	166,357
Working (deficit) capital**	(3,779,807)	(133,184)
Total assets	2,526,262	2,213,215
Accounts payable	3,416,502	1,196,489
Accrued expenses	553,506	435,006
Customer advances	42,425	43,627
Line of credit	83,044	91,299
Bank loan	—	214,932
Note payable	200,000	200,000
Current portion of senior secured redeemable debenture, including accrued debt issuance costs	1,524,834	—
Deferred rent	8,029	—
Convertible debentures	1,650,000	950,000
Loans payable to stockholders, including accrued interest	1,429,799	1,125,251
Total liabilities	8,908,139	4,267,351
Total stockholders’ (deficit) equity	(6,381,877)	(2,054,136)

**	Working (deficit) capital is equal to current assets minus current liabilities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes many forward-looking statements. For cautions about relying on such forward-looking statements, please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

This management’s discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with our unaudited condensed consolidated financial statements and accompanying notes for our unaudited and audited consolidated financial statements and accompanying notes for the years ended June 30, 2017 and 2016, which have been prepared in accordance with US generally accepted accounting principles, or US GAAP, appearing elsewhere in this prospectus. All dollar amounts are in U.S. dollars, US$ or $, unless stated otherwise.

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We design, manufacture and market consumer and professional products focused on our drones. We started operations in 2003 as a software company focused on the aviation industry and since then we have introduced a wide range of products, including aviation headsets for pilots, smart wearables and mobile accessories, toys, and aviation and camera accessories. Our core focus is the simplicity and user-friendliness we engineer into our products. This has been key to enabling us to partner with a wide range of worldwide big box and mass-market retailers online and in-store. Our products are targeted toward higher-end consumers, including hobbyists and recreational users, as well as to professional sectors such as agriculture, sport action and real estate.

COMPONENTS OF OPERATING RESULTS

We operate in one segment. Our chief operating decision-maker reviews our operating results on an aggregate basis and manages our operations as a single operating segment.

Key Trends and Factors That May Impact Our Performance

We believe that there are many factors that will continue to affect our ability to sustain and increase both revenue and profitability and impact the nature and amount of our expenditures, including:

•	Market acceptance of our products. We compete in markets where the value of certain aspects of our products is still in the process of market acceptance. We believe that our future growth depends in part on the continued and increasing acceptance and realization of the value of our product offerings.

•	Technological change. Our success depends in part on our ability to keep pace with technological changes and evolving industry standards in our service offerings and to successfully develop, launch, and drive demand for new and enhanced, innovative, high-quality solutions that meet or exceed customer needs. For example, we recently developed and introduced a line of drone products during the second half of the fiscal year 2016, which we expect to have higher margins than some of our other products.

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•	Technology spending. Our growth and results depend in part on general economic conditions and the pace and level of technology spending by potential customers to take their content digital.

•	New customers. As part of our strategy, we expect to increase our marketing efforts and expenses to expand our customer base and awareness of our brand.

Results of Operations

Comparison of Years ended June 30, 2017 (unaudited) to June 30, 2016

The following table sets forth our consolidated statements of operations data as a percentage of net revenues for each of the periods indicated:

	Years Ended June 30,
	2017	% to Revenue	2016	% to Revenue	Change in $	Change in %
Net revenue	$4,498,103	100%	$3,977,992	100%	520,111	13%
Cost of goods sold	3,052,485	68%	2,559,891	64%	492,594	19%
Gross profit	1,445,618	32%	1,418,101	36%	27,517	2%
Operating expenses
Selling expenses	2,190,592	49%	1,500,115	38%	690,477	46%
General and administrative expenses	2,662,732	59%	2,126,698	53%	536,034	25%
Total operating expenses	4,853,324	108%	3,626,813	91%	1,226,511	34%
Loss from operations	(3,407,706)	(76)%	(2,208,712)	(56)%	1,198,994	54%
Other expenses, net	(920,035)	(20)%	(222,296)	(6)%	697,739	314%
Net loss	$(4,327,741)	(96)%	$(2,431,008)	(61)%	1,896,733	78%

Net Revenue

Net revenues increased $520,111, or 13%, to $4,498,103 for the year ended June 30, 2017 from $3,977,992 for the year ended June 30, 2016. The increase in revenue was primarily due to increase in variety and demand of our drone products and other popular electronics items, combined with sales generated from expanded customer base in Canada, Europe, and United States. We had seven drone models available for sale during the year ended June 30, 2017, from June 30, 2016.

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Cost of Goods Sold

Cost of goods sold increased $492,594, or 19%, to $3,052,485 in the year ended June 30, 2017 from $2,559,891 in in the year ended June 30, 2016. Costs of goods sold increased primarily as a result of the increase in the net revenue. During the year ended June 30, 2017, cost of goods sold was $3,052,485, or 68% of net revenue, compared to $2,559,891, or 64% of net revenue in the year ended June 30, 2016. Cost of sales percentage decreased slightly primarily due to lower costs of our drone products sold during the year ended June 30, 2017 compared to the same period of prior year. Such positive impact on our gross margin was partially offset by the premium paid to rush the delivery and production of the products to meet the customers’ deadline to prepare for the holiday sales. As a result, our gross margin decreased to 32.14% for the year ended June 30, 2017, from 35.65% for the year ended June 30, 2016.

Selling Expenses

Selling expense increased $690,477, or 46.3%, to $2,190,592 in the year ended June 30, 2017, from $1,500,115 in the year ended June 30, 2016. The increase in selling expenses was primarily related to higher internet advertising expense incurred during the year ended June 30, 2017 compared to the year ended June 30, 2016. In addition, advertising expenses increased to approximately $469,540 during the year ended June 30, 2017 from approximately $270,000 during the year ended June 30, 2016. Certain selling expenses including shipping and handling and advertising expenses did not decrease proportionally to the decrease in revenue. As a result, percentage of selling expense to revenue increased to 42.49% in the year ended June 30, 2017 compared to 37.71% in the year ended June 30, 2016.

General and Administrative Expenses

General and administrative expense increased $536,034, or 25.20%, to $2,662,732 in the year ended June 30, 2017 from $2,126,698 in the year ended June 30, 2016. The increase in general and administrative expenses was primarily due to the increase in accounting and reporting costs related to preparation and audit of our financial statements and increase in headcounts in our management and administration department and higher rent expense for the corporate headquarters on lease signed in October 2016.

Other Expense

Other expense increased $697,739, or 313.88%, to $920,035 in the year ended June 30, 2017, from $222,296 in the year ended June 30, 2016. Other income (expense) is comprised primarily of interest expense and foreign transaction expense arising from currency gains and losses in transactions with vendors and customers denominated in a foreign currency and other income received in the period.

Interest expense increased $710,552, or 347.53%, to $915,008 in the year ended June 30, 2017, from $204,456 in the year ended June 30, 2016. We incurred higher interest expense as we had more outstanding debt balances throughout the year ended June 30, 2016. As of June 30, 2017, we had an aggregate outstanding debt balance of approximately $8.9 million on line of credit, bank loan, note payable, senior secured redeemable debenture, convertible debentures and loans payable to stockholders, compared to approximately $4.3 million as of June 30, 2016. As a result, we incurred more interest expense during the year ended June 30, 2017 compared to the same period of 2016.

Net Loss

Net loss for the year ended June 30, 2017 was $4,327,741, compared to net loss of $2,431,008 in the year ended June 30, 2016, due to the factors discussed above.

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Key Performance Indicators of Our Business

We monitor a variety of key performance indicators to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational efficiencies. These key performance indicators include the following:

	Year Ended June 30,
	2017	2016
	(unaudited)
Key Performance Indicators:
Net revenue	$4,498,103	$3,977,992
Gross margin	32.14%	35.65%
Loss from operations	(3,407,706)	(2,208,712)

Revenue.  We monitor our revenue to assess the acceptance of our products by our end-user customers and growth in the markets we serve.

Gross margin.  We monitor our gross margin to assess the impact on our current and forecasted financial results from any changes to the pricing and mix of products we are selling to our customers. New products generally offer higher gross margin and will decline when the products start to age. Our products generate higher gross margin when they are in the introduction and growth stages. As the product life cycle reaches the maturity or decline stages, the gross margin begins to decline.

Loss from operations.  We monitor our loss from operations to assess how effectively we are conducting our operations as well as controlling our operating expenses, which are primarily driven by shipping expense, advertising expense and salaries and wages.

QUARTERLY TRENDS

Our overall operating results fluctuate from quarter to quarter as a result of a variety of factors, some of which are outside of our control. Our historical results should not be considered a reliable indicator of our future results of operations.

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Our platform revenue is seasonal based significantly on the timing and size of events that our customers deliver through our solution. The second quarter of our fiscal year has historically been the quarter in which we recognize our highest revenue, however, we expect this seasonality to change as we add new customers products, and spread our distribution to other countries. Selling expense and general and administrative expense, or SG&A collectively, are the highest in this quarter, primarily as a result of additional employees needed to support increased revenue. We expect the dollar amount of our SG&A to increase as we add personnel, increase our spending on sales and marketing and growing our business. However, we expect SG&A to decline as a percentage of net revenue over time.

Costs associated with introducing product to market, selection and identification of manufacturers have been fairly stable for most quarters presented. We expect the dollar amount of these costs to increase as we continue to add personnel to enhance and grow our business and product lines, however we expect such costs to decline as a percentage of net revenue over time.

Liquidity and Capital Resources

As of June 30, 2017, we had cash of approximately $35,287 and working deficit of approximately $3,779,807. The following table sets forth the primary sources and uses of cash for the years ended June 30, 2017 and 2016:

	Year Ended June 30,
	2017	2016
	(unaudited)
Net cash (used in) provided by operating activities	$(1,288,821)	$(1,717,791)
Net cash used in investing activities	(150,078)	2,145
Net cash provided by financing activities	1,428,134	1,662,194
Cash at beginning of period	46,052	103,794
Cash at end of period	35,287	46,052

Operating Activities

Net cash used in operating activities was $1,288,821 for the year ended June 30, 2017, compared to $1,718,000 for the year ended June 30, 2016. During the year ended June 30, 2017, net cash used in operating activities of $1,288,821 consisted primarily of the net loss of approximately $4,327,741 which was partially offset by an increase in accounts payable of approximately $2,354,714, and a decrease inventory of approximately $504,675.

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Net cash used in operating activities was $1,911,489 for the year ended June 30, 2016, compared to $11,475 for the year ended June 30, 2015. During the year ended June 30, 2016, net cash used in operating activities of $1,718,000 consisted primarily of the net loss of approximately $2,431,000, which was partially offset by an increase in accounts payable of approximately $554,000, and an increase in accrued expense of approximately $392,000.

Investing Activities

Net cash used in investing activities was $150,078, which was cost incurred related to advance paid for Acquisition of Lily Robotics and our domain name, during the twelve months ended June 30, 2017 compared to $2,145, which was related to the purchase of property and equipment, during the twelve months ended June 30, 2016.

We anticipate making capital expenditures during the calendar year of 2017 of approximately $520,000 to $650,000 for an automated merchandise fulfillment system and expect to finance that system through the proceeds received from this offering.

Financing Activities

Net cash provided by financing activities was $1,428,134 for the year ended June 30, 2017, compared to $1,662,194 for the year ended June 30, 2016. During the year ended June 30, 2017, net cash provided by financing activities of $1,428,134 consisted primarily of net cash proceeds from issuance of senior secured redeemable debenture of approximately $1.2 million, net of debt issuance costs of approximately $167,000 and direct payoff of the bank loan in the amount of approximately $123,000 through the debenture proceeds less repayments of approximately $343,000, cash repayments of the bank loan of approximately $92,000, cash proceeds from issuance of convertible debentures of $700,000, net cash proceeds from loans received from stockholders of approximately $52,000 (proceeds of $95,000 less repayments of approximately $43,000). During the year ended June 30, 2017, we drew approximately $97,000 and repaid $106,000, on our line of credit. Furthermore, we made payments of approximately $91,000 for deferred offering costs.

Net cash provided by financing activities was $1,662,194 for the year ended June 30, 2016, compared to $620 for the year ended June 30, 2015. During the year ended June 30, 2016, net cash provided by financing activities of $1,662,194 consisted primarily of net cash proceeds from the bank loan of approximately $215,000 (proceeds of approximately $438,000 less repayments of $223,000), cash proceeds from issuance of convertible debentures of $950,000 and cash proceeds from issuance of note payable of $200,000, net cash proceeds from loans received from stockholders of approximately $334,000 (proceeds of $345,000 less repayments of approximately $11,000). During the year ended June 30, 2016, we drew approximately $18,100 and repaid $17,200, on our line of credit. Furthermore, we made payments of approximately $37,500 for deferred offering costs.

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Working (Deficit) Capital

We had a working deficit of approximately $3,780,000 and $133,000 as of June 30, 2017 and 2016, respectively, and working capital of approximately $1,115,000 as of June 30, 2015.

Our cash is used to finance the purchases of inventory, deposits to vendors, and operating expenses. During the year ended June 30, 2016, we obtained short term and long term debt financings including net cash proceeds received from a note payable in the amount of $200,000, bank loan in the amount of approximately $215,000 (proceeds of $438,000 less repayments of approximately $223,000), convertible debentures in the amount of $950,000, and stockholder loans in the amount of approximately $334,000 (proceeds of $345,000 less repayments of approximately $11,000) during the year ended June 30, 2016. These debts had outstanding balances due as of June 30, 2016. During the year ended June 30, 2017, we issued two additional convertible debentures in an aggregate amount of $700,000 and obtained net stockholder loan of $52,000 (proceeds of $95,000 less repayments of $43,000). On October 12, 2016, we entered into a Securities Purchase Agreement with a lending institution for a Senior Secured Redeemable Debenture. We issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,333,000 (net of debt issuance costs of approximately $167,000). We used part of the proceeds from the convertible debentures and Senior Secured Redeemable Debenture to repay outstanding bank loan balance and used the remaining proceeds to finance our inventory purchases and other working capital needs. We repaid principal payments of approximately $343,000 on this Senior Secured Redeemable Debenture during the year ended June 30, 2017. As of June 30, 2017, we had an aggregate outstanding debt balance of approximately $4.9 million on line of credit, bank loan, note payable, Senior Secured Redeemable Debenture, convertible debentures and loans payable to stockholders.

We had an outstanding line of credit balance of $83,044 and $91,299 and $90,287 as of June 30, 2017 and 2016, respectively.

Future Liquidity and Cash Flows

We incurred operating losses and had negative operating cash flows and may continue to generate negative cash flows as the Company implements its business plan for the future. There can be no assurance that the our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern as the report of our independent registered public accounting firm with respect to our financial statements for the years ended June 30, 2017 and 2016 indicates that our recurring losses and negative cash flows from operations and the need for additional capital raise substantial doubt about our ability to continue as a going concern. During the years ended June 30, 2017 and 2016, we had a net loss of approximately $4,328,000 and $2,431,000, respectively and net cash used in operations of approximately $1,289,000 and $1,718,000, respectively, and working deficit amounted to approximately $3,780,000 and $133,000 as of June 30, 2017 and 2016, respectively. The consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

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On July 29, 2015, we entered into a loan with a bank for principal of $250,000, with a one year term. On May 18, 2016, we entered into another bank loan to replace the bank loan above for a principal of $250,000 with a nine-month term. In January and February 2016, we consummated the closing of a bridge financing of convertible notes in the aggregate principal amount of approximately $950,000 in a private placement. On March 29, 2016, we issued a short term promissory note to an unrelated party for $200,000. On September 12 and October 8, 2016, we consummated two bridge financings of convertible notes in the aggregate amount of $700,000 with 2-year term with maturity dates in September and October 2018, respectively. On October 12, 2016, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with a lending institution (the “Lender”) for a Senior Secured Redeemable Debenture (“Debenture”). We issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,333,000 (net of debt issuance costs of approximately $167,000). We used part of the cash proceeds to repay the Bank Loan in the amount of approximately $123,000 on October 12, 2016. Under the terms of the Purchase Agreement, we were granted the options to issue additional Debentures up to a maximum amount of $3,000,000 if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by lending institution. The Debenture carries an interest rate of 18% per annum, is secured by our assets, and is personally guaranteed by two of our principal stockholders and officers. We are required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. We have the right to redeem the debenture in full prior to its maturity date. The Purchase Agreement is subject to certain fees, including an advisory fee of $300,000 which is due in three installments, and has a term of 15 months from the closing date. Upon consummation of the initial public offering, the Lender has agreed to waive the requirement in the Purchase Agreement pursuant to which we would be required to repay the Debenture from the proceeds of the initial public offering in the event that the initial public offering constitutes a change of control (as defined in the Purchase Agreement). In addition, the Lender has further agreed that our failure to not repay the Debenture upon consummation of the initial public offering will not constitute a default or Event of Default (as set forth in the Purchase Agreement) with respect to any of the transaction documents entered into in connection with the Purchase Agreement. As of June 30, 2017 (unaudited), there was approximately $1,525,000 outstanding balance on this Debenture, including accrued debt issuance costs of approximately $368,000. On March 26, 2017, the Company entered into Exchange Agreements with certain of its suppliers and debt holder (the “Suppliers and Debt Holder”). Pursuant to the terms of the Exchange Agreements, the Company agreed to issue to the Suppliers and Debt Holder, in full satisfaction of the payables of $2,984,175 (the “Aggregate Outstanding Amount”), a number of the shares of our common stock (the “Securities”) issued in this offering equal to (i) the Aggregate Outstanding Amount divided by (ii) (a) the offering price per security in this offering, multiplied by (b) .90, subject to satisfaction of the covenants and conditions set forth in the Exchange Agreement. The Suppliers and Debt Holder have entered into lock-up agreements with the Company and have further agreed to grant the Company the option to buy back all of the Securities during the lock-up period from the Suppliers and Debt Holder in exchange for the lesser of (i) the Aggregate Outstanding Amount multiplied by 1.05, and (ii) the number of Securities, multiplied by the closing trading price of the Securities on the day prior to the date that the Company delivers a notice to the Suppliers and Debt Holder, multiplied by 1.05. The Suppliers and Debt Holder have represented to the Company that they are “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act. Management’s plans include the current public offering of up to approximately $7 million worth of our common stock. There can be no assurance that we will be successful to raise additional capital under this offering. As of June 30, 2017, the Company had current liabilities of approximately $5,820,000. If we are not able to raise additional capital that may be needed, it is probable that the Company will be unable to meet its obligations as they become due within one year from the issuance date of this filing and could have a material adverse effect on our future business plans. Management believes that if we are not able to consummate this offering, we would have to find other sources of financing to complete our business plans for the future. There can be no guarantee that we would obtain financing with terms that are acceptable to us, in which case, we may have to limit our expansion of new products or limit our working capital.

Effects of Inflation

Inflation generally affects us by increasing costs of raw materials, labor and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our financial statements.

Off Balance Sheet Arrangements

We did not have any off balance sheet arrangements as of June 30, 2017.

Financial Instruments

Our financial instruments are comprised of cash and cash equivalents, accounts receivable, deposits, accounts payable, shareholder loans, lines of credit and bank loans.

Fair value of financial instruments

Fair value of a financial instrument is defined as the amount for which the instrument could be exchanged in a current transaction between willing parties. The estimated fair value of our financial instruments approximates their carrying value due to the short maturity term of these financial instruments and/or the current interest rates payable in relation to current market conditions.

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Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss to future earnings, values or future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument might change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. We do not use derivative financial instruments for speculative, hedging or trading purposes, although in the future we might enter into exchange rate hedging arrangements to manage the risks described below.

Foreign exchange risk

We are exposed to foreign exchange risk as a result of transactions in currencies other than our functional currency, the United States dollar. The majority of our revenues are transacted in U.S. dollars, and the majority of our expenses are transacted in U.S. dollars. We do not use derivative instruments to hedge against foreign exchange risk.

Interest rate risk

We are exposed to interest rate risk on our invested cash and cash equivalents. The interest rates on these instruments are based on bank rates and therefore are subject to change with the market. We do not use derivative financial instruments to reduce our interest rate risk.

Credit risk

We sell our products to a variety of customers under various payment terms and therefore are exposed to credit risk. We have adopted policies and procedures designed to limit this risk and expect to seek additional protection in the form of entering into third party guarantees of international payment risks following the closing of this Offering. The maximum exposure to credit risk at the reporting date is the carrying value of receivables. As necessary, we establish an allowance for doubtful accounts that is estimated based on a variety of factors, including accounts receivable aging, historical experience and other currently available information, including current economic conditions. We had allowance for doubtful accounts of $9,930 and $0 as of June 30, 2017 and 2016, respectively.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most complex and subjective estimates include: accounts receivable valuation and collectability; inventory valuation and obsolescence; valuation and recoverability of long-lived assets, including property and equipment and intangible assets, income taxes, including uncertain tax positions and recoverability of deferred income taxes. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted.

We believe the following critical accounting policies involve the more significant judgments and estimates used in the preparation of our consolidated financial statements.

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Foreign Currency

The functional currency of our Hong Kong and Shenzhen, China subsidiaries are the U.S. dollar (“US$”), as the subsidiaries’ operations are a direct and integral component of the parent company’s operations.

Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are converted into US$ at the rate on the date of the transaction and included in the accompanying consolidated results of operations as incurred.

Revenue recognition

We sell our products to retailers, including those with a large internet presence, and also partner with large electronics distributors, in addition to selling directly to customers on their own website.

Revenues are recognized when the following criteria are met: there is persuasive evidence that a sales agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

The delivery criteria for sales to retailers is considered to be met when the applicable customer takes title to the goods and assumes the risks and rewards of ownership, which is generally on the date of shipment, at the shipping point. Delivery for sales related to distributors is considered to be satisfied on the date the distributors receive the shipment at the destination, which is when title passes.

Internet sales, including sales which take place through third party on-line retailers, are recognized on the date the goods are shipped, at which point title passes to the customer, and all other criteria for revenue recognition are met.

Sales Returns and Allowances

We analyze our historical sales returns experience and records allowances when considered necessary. Estimates of sales returns are based principally on historical experience and management’s expectations of trends in our business and industry. Certain of our e-commerce customers assume the risk of returns for the goods shipped to their customers. We record a provision for estimated returns as a reduction of revenues in the same period that related revenues are recorded. Use of management estimates is required in connection with establishing and maintaining an allowance for expected returns. If actual returns differ from the estimates, additional allowances could be required. We recorded approximately $335,000 and $88,000 of estimated potential sales returns during the years ended June 30, 2017 and 2016.

Accounts Receivable

Accounts Receivable represents balances due from customers at invoice amounts. We continuously monitor accounts receivable balances to identify potential credit and collection risks and establishes an allowance for doubtful accounts when considered necessary. Estimate of credit and collection losses are based on a variety of factors including accounts receivable aging, historical experience and other currently available information, including current economic conditions. We had allowance for doubtful accounts of $9,930 and $0 as of June 30, 2017 and 2016, respectively.

Inventory

Inventory consists of finished goods and is stated at the lower of cost (weighted average cost method), or market. We periodically evaluate inventories for potential excess, slow-moving or obsolescence goods and recorded reserves when considered necessary. Write-downs to lower of cost or market are considered permanent adjustments to the cost basis of goods when it is determined that their net realizable value is less than the carrying amount. As of June 30, 2017 and 2016, we had a reserve for slow moving inventories in the amount of approximately $220,000 and $148,000 respectively.

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Taxes

In August 2014, we were reorganized into a C Corporation. Prior to the reorganization, we elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements for periods prior to August 15, 2014 (the date on which we elected to be taxed as a C Corporation).

We account for income taxes under the asset and liability method. We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

In addition, our management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing our income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorizes. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for U.S. (federal and state), Hong Kong and PRC purposes.

Recently Issued Accounting Standards

In November 2016, the FASB issued Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230), to require entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. Entities will also have to disclose the nature of restricted cash and restricted cash equivalent balances. The new guidance will be effective for fiscal years beginning after December 15, 2017, including the interim periods within those years. Early adoption is permitted and the new guidance is applied retrospectively. The Company is in the process of evaluating the impact of adoption on its consolidated statement of cash flows and disclosures.

In October 2016, the FASB issued Accounting Standards Update 2016-16 Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This update removes the current exception in US GAAP prohibiting entities from recognizing current and deferred income tax expenses or benefits related to transfer of assets, other than inventory, within the consolidated entity. The current exception to defer the recognition of any tax impact on the transfer of inventory within the consolidated entity until it is sold to a third party remains unaffected. The amendments in this update are effective for public entities for annual reporting periods beginning after December 15, 2017. Early adoption is permitted and should be in the first interim period if an entity issues interim financial statements. The Company is in the process of evaluating the impact of adoption on its consolidated financial statements.

In August 2016, the FASB issued Accounting Standards Update 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses whether to present certain specific cash flow items as operating, investing or financing activities. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company is currently assessing the impact of the future adoption of this standard on its consolidated Statements of Cash Flows.

In June 2016, the FASB issued Accounting Standard Update No. 2016-13 (ASU 2016-13) “Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets held. This guidance will become effective for us beginning in the first quarter of 2020 and must be adopted using a modified retrospective approach, with certain exceptions. Early adoption is permitted beginning in the first quarter of 2019. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

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In March 2016, the FASB issued Accounting Standard Update No. 2016-09 (ASU 2016-09) “Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 simplifies several aspects of employee share-based payment accounting, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This guidance will become effective for us beginning in the first quarter of 2017. Early adoption is permitted. The Company adopted this standard during the quarter ended March 31, 2017. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2016-02 “Leases (Topic 842)”. This update amends leasing accounting requirements. The most significant change will result in the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under current guidance. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018, which for us is July 1, 2019, the first day of our 2019 fiscal year. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted, and a number of optional practical expedients may be elected to simplify the impact of adoption. The Company is currently evaluating the impact of adopting this guidance.

On July 22, 2015, the FASB issued ASU 2015-11, “Inventory, Simplifying the Measurement of Inventory”, a new standard that requires entities to measure most inventory” at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The new standard will not apply to inventories that are measured by using either the last-in, first-out (LIFO) method or the retail inventory method. The new standard will be effective for fiscal years beginning after December 15, 2016, and interim periods in fiscal years beginning after December 15, 2016. The Company adopted this standard during the quarter ended March 31, 2017. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” (ASU 2014-09) which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period, and for non-public entities annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Company expects to adopt this standard using the modified retrospective approach beginning in the first quarter of 2018. The Company is in the process of evaluating the impact of adoption on its consolidated financial statements. The Company will continue to monitor additional modifications, clarifications or interpretations undertaken by the FASB that may impact our assessments.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern (ASU 2014-15). The guidance in ASU 2014-15 sets forth management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern as well as required disclosures. ASU 2014-15 indicates that, when preparing financial statements for interim and annual financial statements, management should evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. This evaluation should include consideration of conditions and events that are either known or are reasonably knowable at the date the financial statements are issued or are available to be issued, as well as whether it is probable that management’s plans to address the substantial doubt will be implemented and, if so, whether it is probable that the plans will alleviate the substantial doubt. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods and annual periods thereafter. Early application is permitted. The Company adopted this standard during the quarter ended March 31, 2017. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company’s condensed consolidated financial statements.

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BUSINESS

Overview

We design, manufacture and market consumer and professional products focused on the drones. We started our operation in 2003 as a Software Company focused on Aviation industry and since then introduced wide range of products including Aviation Headsets for Pilots, Smart wearables and Mobile Accessories, Toys, Aviation and Camera Accessories. We are one of the only Drone companies in California and our core focus is the simplicity and user-friendliness we engineer into our products. This has been key to enabling us to partner with a wide range of worldwide big box and mass-market retailers online and in-store. Our products are targeted toward higher-end consumers, including hobbyists and recreational users, as well as to professional sectors such as Agriculture, Sport Action, Real Estate

Since 2012, we have sold and shipped more than 1.7 million units of our products to people worldwide. Our leading brands and associated products include:

•	MOTA® – Recreational and commercial drones and other unmanned aerial systems, or UASs. Many of our drones are capable of delivering real-time high-definition video and sensor data, automatic flight control, tracking and geographic data, which increases flexibility in planning and execution.

•	LILY® – LILY is the world's well-known flying camera. It captures follow-me "selfies" with automatic point-and-shoot simplicity or can be flown up to half-a-mile away at a single touch. Targeted to professional videographers and consumers with active lifestyles, it’s known for its superior capabilities, ease-of-use, stability, simplicity, Smart Hover™, and follow-me features

•	JET JAT® – High-performance, high play-value drones and quadcopters for those of ages.

•	PRO-LIVE® , GIGA® and JOJO™– Highly capable prosumer and professional drones for photography and data acquisition.

•	TAMO - virtual reality gear for drones, stylish wearables, portable power products, and mobile accessories.

Our operations are substantially integrated —

•	Start with an idea that would meet an unfulfilled need;
•	Engage in the design process either in-house or in conjunction with third parties;
•	Manufacture our products in outsourced factories, most of which are in China; and
•	Distribute them both from third-party and in-house fulfillment centers and through major retail, e-commerce, and independent dealers throughout North America (and soon Europe and Latin America).

Our integrated development process allows us to focus on product quality, cost, timeliness, marketing and customers for the entire commercialization cycle. Even though in the past we had a full R&D team, we have shifted to outsource most of the development process so that we can focus on our core competency, namely, innovative solutions that are also easy to use and fun.

Products

Our drone products cover a range of capabilities in the higher-end consumer and professional sectors:

•	Drones and UASs (also known as UAVs)
•	Flying Cameras
•	Ultra-small recreational drones with highly advanced features that provide high play value and ease of use.
•	Autonomous commercial drones for industrial and civilian uses with artificial intelligence and robotics features.
•	Virtual reality products and accessories that enable drones to livestream video feeds to the pilot

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We generally categorize our drone products to two categories:

Professional and Commercial Drones.  Our highly capable, versatile and simple-to-use professional drones are adaptable for specialized applications such as agriculture, cinematography, construction, first responders and other government, insurance, journalism and lifestyle photography, real estate valuation and marketing, security, sports training, utilities, videography. and many others. Current retail prices for our commercial drones range from $200 to more than $1,000.Our highly capable, yet easy-to-use, versatile Professional drones are adaptable for specialized applications including sport action, lifestyle photography, construction, agriculture, cinematography, real-estate marketing, sports training, and many others. Current retail prices for our commercial drones range from $200 to $1,000.

Recreational Drones (High-End Consumer).  In our recreational drone line, our JETJAT Nano series drones bring the thrill of flight to almost anyone. Our JETJAT ULTRATM drone, for example, which has a built-in streaming camera yet fits in the palm of your hand, can create indelible family memories, much like the first Kodak cameras, with the ability to record personal events from new vantage points and stream them to a smartphone phone and the internet.

The JETJAT line introduced novel capabilities to very small, golf ball-sized drones, such as live streaming video, one-touch take-off, auto hover and autoland, all of these and other features designed to elicit a "wow" factor among consumers and to show that drones are fun for everyone. Current retail prices for our recreational drones range from $40 to $130

Markets

Drones.  In March 2016, Goldman Sachs estimated the worldwide total addressable market for non-military drones at $38 billion by 2020. In May 2016, NPD Group’s Retail Tracking Service reported that U.S. drone sales grew 224% from April 2015 to April 2016. In 2015 Goldman Sachs estimated the increase in revenue and shipped units for non-military drones, as follows:

Year	2013		2014		2015E		2016E		2017E		2017E		2019E		2020E
Revenue (in million)	$250	M	$700	M	$1600	M	$2250	M	$2700	M	$2950	M	$3200	M	$3350	M
Units	200,000		900,000		2,200,000		3,400,000		4,400,000		5,500,000		6,600,000		7,600,000

In January 2016, the Consumer Technology Association, a trade association for the U.S. consumer electronics industry, predicted that sales of non-military drones in the U.S. will exceed 2.8 million units in 2016, a 149 percent increase over 2015. In May 2015, the same source estimated that drone flights will reach one million per day within the next 20 years, unless there are regulatory impediments.

Marketing and Sales

We sell our products both direct and also through multiple prominent retailers, including Amazon, Best Buy, Staples, Office Depot, Groupon, and Walmart worldwide. We also partner with large electronics distributors, such as Ingram Micro, Synnex Corp. and D&H Distributing, both domestically and internationally. Some of these distributors also provide local technical support for our products. Our focus is to leverage our distribution network to identify and market added value specialty and consumer electronics products.

Manufacturing

While we make most product decisions in our United States locations, we currently outsource a significant majority of our manufacturing to manufacturers located in China. Our operations team includes local managers based in San Jose, California, Shenzhen, China, and Hong Kong who coordinate with our manufacturers’ engineering, manufacturing and quality control personnel to develop the requisite test and manufacturing processes and oversee manufacturing activities and worldwide shipping. We believe that using outsourced manufacturing enables greater scale and flexibility, and decreases time to market, at far lower cost than establishing our own manufacturing facilities. We periodically evaluate the need and advisability of adding manufacturers to support our operations.

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Recent Performance

On June 8, 2017, we acquired certain assets of Lily Robotics Camera Drone Company (“Lily Robotics”). As part of the asset acquisition, we acquired worldwide rights to create products under the “Lily” brand, its customer list, trademarks, logos, domains, brands, websites, copyrights, artwork, and social networks.

Features Under Development

We expect to introduce a number of drone features in 2017 and 2018. One of the most innovative products in our development pipeline is DRONE HANDSTM , which allow drones to automatically take certain pre-programmed actions in-flight, such as picking and moving objects. We believe the addition of robotic features to off-the-shelf drones, in particular, has the ability to revolutionize the UAS market by introducing AI and robotic features in UAS operations for fully autonomous operation at reduced cost.

We expect to grow our LILY brand in 2018 while introducing additional drone products that feature increasing levels of automation and innovation. We are also looking forward to introducing LILY Kids™, a range of robotic products focused on safety, simplicity and automation for purely recreational, non-professional use.

Consumer electronics is a constantly changing industry. We expect to enhance our products to include ancillary technologies that advance in parallel with drone technologies and can be used in other markets that directly or indirectly involve drone and related technologies. For these products, we expect augmented reality, virtual reality, and robotics to be among the technologies with the greatest demand. We expect to work on acquisitions and/or partnerships with companies in this space in 2017 and 2018, although we do not have any agreements for acquisitions or partnerships in place.

Growth Strategy

We intend to grow our business, both domestically and internationally, by continuing to innovate in the growing markets for drones/UAS and consumer electronics. Key components of this strategy include the following:

•	Market our drones to new categories of customers, including the mass market, the real-estate industry, military, law enforcement and other commercial users. We intend to increase the penetration of our UAS products within the U.S. military, the militaries of allied nations and non-military U.S. customers, as well as law enforcement and first responder agencies. We believe our UAS platforms are uniquely capable of addressing the needs of these target markets and that the demand for recreational, commercial and civil UAS deployments will continue to grow rapidly.

•	Deliver innovative solutions. Innovation is the primary driver of our growth. We plan to continue our efforts to enable us to satisfy our customers through better, more capable products and services, in response to, and in anticipation of, their needs, and continue to deliver innovative new products that address needs within and outside of our current target markets. Our principal focus will be on innovative, high margin, products.

•	Increase our marketing efforts in UAS and hobby drones. We strive to utilize industry experience we have accumulated to increase our presence in the drone market by investing in customer satisfaction, branding, product quality and innovation.

•	Foster our entrepreneurial culture and continue to attract, develop and retain highly-skilled personnel. We have created a corporate culture that encourages ideas, innovation, collaboration and an entrepreneurial spirit, which helps to attract highly skilled professionals. We intend to further nurture this culture to promote the development of innovative, highly technical solutions. A core component of our culture is the demonstration of trust and integrity in all of our interactions, contributing to a positive work environment and engendering loyalty among our employees and customers.

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•	Innovative use of both third-party and in-house fulfillment centers and carriers to reach end-user customers faster. We utilize both third-party and in-house fulfillment centers in strategic locations in California and other states, and in the UK, Mexico, Canada, and Hong Kong. We typically airfreight smaller electronic accessories and drones/UAS, while accessories and packaging are typically shipped via ocean freighter from our manufacturers in China to our fulfillment centers, where the products are packaged for retail sale. Managers monitor inventory levels to ensure the optimum balance. This strategy allows us to reach customers faster, reduce shipping costs, improve shipment accuracy, reduce custom levies, customize products for local markets, and reduce inventory levels. It also allows us to improve flexibility, allowing us to act faster, and reduce labor costs while enhancing customer satisfaction.

•	Expanding distribution worldwide. We have worked over the years, and will continue to pursue, increasing our distribution base from a relatively small number of e-commerce platforms to major distribution channels such as Ingram Micro, SYNNEX, D&H and others in key markets worldwide. This strategy will enable us to increase demand for our products and deepens brand loyalty due to localized sales and support.

•	Preserve our agility and flexibility. Our organization is designed from ground-up to be adaptable. This adaptability has allowed us to conform as customer demands change over time. We are able to respond rapidly to evolving markets and deliver new products quickly, efficiently and affordably. We believe that this ability helps us to strengthen our relationships with customers and be able to identify market needs faster and better. We intend to maintain our agility, adaptability, and flexibility, which we believe to be important sources of differentiation when we compete against larger and better-funded competitors. See “Business — Competitive Advantages” below.

Sales and Marketing

Our marketing strategy is to increase awareness of our brand among key target market segments and to associate our brand with innovation, flexibility, agility and the ability to deliver new technology solutions. Our reputation for innovation is a key component of our brand and has been acknowledged through a variety of awards and recognized in numerous articles in domestic and international publications. We have 15 registered and pending trademark applications for our brands including MOTA, TAMO, LILY, JET JAT, PICO, DRONE HANDS, WHERE DRONES LIVE, MR ELEPHANT, SIN, MYWARMPET, RAPIDFAST, WORLD'S FRIENDLIEST DRONE, DRONE HANDS, REMOTE HANDS, NANO, UNORTH, PRO LIVE, ULTRA, and GIGA.

The majority of our marketing is performed in-house by our staff members who are familiar with our company’s culture and products, using freelancers to handle peaks in activity and some specialized project functions. Our marketing team is proficient in a wide variety of digital tools and resources for advertising, design, direct response, events, product and lifestyle, photography, press and market analyst relations, printing and production of collateral, manuals, packaging and marketing output, social media influencer engagement and promotion, videography, web content and writing, for ourselves and our partners.

Our marketing programs are focused on engaging consumers by exposing them to compelling MOTA content that leads them to imagine using our products. We believe this approach enhances our brands while demonstrating the performance and versatility and fun nature of our products. By achieving a presence in consumers’ minds, we accelerate and initiate the buying decision. Our marketing and advertising efforts span a wide range of consumer segments and demographics worldwide.

We also integrate MOTA users’ own content, whenever appropriate, into advertising campaigns across various platforms, including television commercials, print, online, billboards and other advertising, and at tradeshows. Consumers seeing other consumers having fun with a product is a powerful marketing tool. In-store channel marketing includes POP displays and other in-store marketing to capture users’ interest as they enter the store.

We sell our products both through distributors and direct sales. We make that determination depending on the size and location of the customers, payment risk factor, order size, and other factors. We sometimes maintain direct relationships with the customers while the actual fulfillment is done by a distributor.

We are focused on building close relationships with our retailers and distributors, educating our partners’ sales forces about our products’ value and selling points, working with them to merchandise our products in a compelling manner in-store, as well as providing consumers with informative and convenient ecommerce experiences at retail partner websites.

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Retail Sales.  We also sell to retailers and stores in North America, Europe, South America, and Asia through our retail and e-commerce channels. Due to the unique method of our sales process, we can drop-ship, thereby eliminating inventory at remote locations. This has greatly increased demand for our products since customers’ orders can still be fulfilled while they are out of stock by having us fulfill the product for them.

Sales Agents.  We also utilize a network of location-based independent manufacturer representatives to sell our products to both independent and big box retailers. Our representatives provide highly personalized service to these retailers, including assisting with product mix planning, channel marketing and in-store merchandising. We also have an internal, regionally focused sales team that provides additional outreach as well as a secondary level of service to both the manufacturer representatives and the independent specialty retailers. Independent specialty retailers generally carry our higher-end products, targeting their core customers who we believe tend to be early adopters of new technologies.

Big box retailers.  We sell to large retailers with a national presence, including Amazon, Best Buy, Staples, Office Depot, Groupon, and Wal-Mart. We support these retailers with a dedicated and experienced sales management team. We believe this enables us to build close relationships with these retailers and to reduce channel conflict. These retailers generally carry a varied subset of our products targeting their particular end-user customers. This helps us maintain in-store product differentiation between sales channels and protects our brand image in our core specialty retail markets.

Mid-market retailers.  We sell to retailers with a large regional or national presence, often focused on specific verticals such as consumer electronics, sporting goods, military, hunting and fishing and motor sports. We refer to these retailers as our “mid-market” channel, which includes Fry’s Electronics and more. We sell directly to these retailers through our independent sales agents assigned to particular accounts and regions. Mid-market retailers generally carry a smaller subset of our products targeted toward their end-user customers.

E-commerce.  We sell our full line of products directly to consumers around the world through our online store at www.mota.com , www.lily.camera, and other websites. We drive consumers to our website through online and offline advertising, as well as marketing promotions carried out at tradeshows and sponsored events. Customers may also order our products over the phone.

Distributors

In addition to direct sale to large retailers, we also sell our products through major distribution channels such as Ingram Micro, D&H, and SYNNEX/New Age Electronics. We also have presence in international markets through various direct and indirect distributors such as Kondor Europe, Tama Japan, Ingram Micro Europe, New Zealand, Australia, and Asia.

The sales team targets large entities with the potential for domestic and international enterprise adoption of our solutions. As of now, our sales team is understaffed and there is the possibility some opportunities are being missed. We plan to use the proceeds to hire additional sales staff. We believe that our dealers are well suited to address large numbers of worldwide customers.

In the second half of fiscal year 2016 and after CES Asia in Shanghai in May 2016, we discovered significant interest in our products by international retailers and distributors in Asia and Europe and therefore we started the engagement process for such large distribution networks around the world including but not limited to Ingram Micro Europe, Aquipa, Kondor, Emitak Tama Japan, Amazon China, JD, SYNNEX Canada and Japan, and Amazon Europe. We expect that the proceeds of this offering will enable us to significantly expand our international channels. Distributors generally enter into non-exclusive agreements with us for the purchase and redistribution of our products in specific territories.

We have dedicated sales personnel focused on providing a high level of service to these distributors, including assisting with product mix planning, channel marketing and in-store merchandising, development of marketing materials, order assistance and educating the distributors’ sales personnel about MOTA products.

We believe pricing strategy is critical to sustain our brand. The majority of our innovative products, including our drones and wearables, are marketed using minimum advertised prices (MAP). Customers that want to carry our MAP products go through an authorization process.

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We participate in co-sponsored events with our customers and industry trade shows, such as the Consumer Electronics Show and Toy Fair in North America, CES Asia in China, and IFA in Europe. We participate in these events and trade shows in order to develop new relationships with potential customers and maintain relationships with our existing customers. We have participated with major brands such as WIRED/Conde Nast in pop-up stores, with PepsiCo/Mountain Dew in customer marketing communications, and with over-the-air tech radio shows for product promotion. We also intend to fund cooperative advertising campaigns with our customers, develop custom products promotions and cooperate with our retailers to use point-of-sale and mail-in rebate promotions to increase sales of our products. We also intend to utilize sales circulars to obtain regional and national exposure for our products and our brands. We believe that these marketing efforts will help generate additional shelf space and visibility for our products at major retailers, promote retail traffic and sales of our products, and enhance our goodwill with these retailers.

Manufacturing and Operations

We pursue a common manufacturing strategy across our product lines, focusing on rapid prototyping, supply chain management, final assembly, quality systems and testing, and worldwide logistics and shipping. Using concurrent engineering techniques within an integrated product team structure, we rapidly prototype design concepts and products to produce products at reduced cost and optimize our designs for manufacturing requirements, mission capabilities and customer specifications. Within this framework, we develop our products with feedback and input from manufacturing, supply chain management, key suppliers, logistics personnel and customers. We rapidly incorporate this feedback and input into the design before tooling is finalized and full-rate production begins. As a result, we believe that we have significantly reduced the time required to move a product from design phase to full-rate production deliveries with high reliability, quality and yields, and that this is a significant competitive advantage for us.

We outsource certain production activities, such as the fabrication of structures and the manufacture of subassemblies, to qualified suppliers with whom we have built long-term relationships. This outsourcing enables us to focus on quality and marketing of our products, ensuring high levels of quality and reliability. We believe that our highly efficient supply chain is a significant strength of our manufacturing strategy. We have forged strong relationships with our key suppliers that we believe will allow us to continue to grow our manufacturing capabilities and execute our growth plans. We continue to expand upon our suppliers’ expertise to improve our existing products and develop new solutions. We rely on both single and multiple suppliers for certain components and subassemblies. See “Risk Factors — If critical components of our products that we currently purchase from a small number of suppliers or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.”

While we make most product decisions in our United States locations, we currently outsource a significant majority of our manufacturing to manufacturers located in China. Our operations team includes managers based in San Jose, California, Shenzhen, China, and Hong Kong who coordinate with our manufacturers’ engineering, manufacturing and quality control personnel to develop the requisite test and manufacturing processes and oversee manufacturing activities and worldwide shipping. We believe that using outsourced manufacturing enables greater scale and flexibility at far lower cost than establishing our own manufacturing facilities. We periodically evaluate the need and advisability of adding manufacturers to support our operations.

We work with both third-party and in-house fulfillment centers in California, Nevada, Arizona, UK, Canada, and Hong Kong. These facilities are either full-service centers (both light assembly and warehouse/fulfillment) or warehouse/fulfillment-only centers. Smaller electronic accessories and drones/UAS are typically air freighted while accessories and packaging are typically shipped via ocean freighter from our manufacturers in China to these fulfillment centers, where the products are packaged for retail sale. This postponement strategy allows us to reduce shipping costs, reduce custom levies, customize products for local languages and improve inventory flexibility.

Competition

Our industry is characterized by intense competition, supply shortages or oversupply, rapid technological change, evolving industry standards, declining average selling prices and rapid product obsolescence.

We believe that the principal competitive factors in the markets for our products and services include customer loyalty, “coolness” and “buzz,” product performance, features, acquisition cost, and lifetime operating cost, including maintenance and support, ease of use, integration with existing equipment, quality, reliability, customer support, brand and reputation.

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The market for drones/UAS is evolving rapidly and subject to changing technologies, shifting customer needs and expectations and the potential introduction of new products. We believe that a number of established domestic and international defense contractors have developed or are developing drones/UAS that have and will continue to compete directly with our products. These competitors may have significantly more financial and other resources than us. Our current principal drone/small UAS competitors include 3DR, DJI, Parrot, Yuneec, and potentially GoPro, some of which have longer operating history and greater name recognition, may have substantially greater financial, technical, marketing and other resources. As a result, these competitors may be able to better absorb price declines, ensure more stable supply, adapt more quickly to new or emerging technologies or devote greater resources to the promotion and sale of their products than us. Ultimately, this may lead to a decrease in our sales and market share and have a material adverse effect on our business, financial condition and results of operations.

We do not view large UAS manufacturers such as AAI Corporation, AeroVironment, General Atomics, Northrop Grumman Corporation, and The Boeing Company as direct competitors because they are weapons and extended-flight surveillance platforms, tend to be much higher priced, and are not hand launched and locally controlled. We cannot be certain that these platforms may not be direct competitors in the future.

In our consumer electronics markets, we expect to face competition from existing or future competitors that design and market similar or alternative products that may be less costly and/or provide additional features. If a manufacturer of consumer electronics products develops products with similar features, our revenues would decline, which would result in a material adverse effect on or business.

Competitive Advantages

Mota’s greatest asset is its employees. We hire very selectively and nurture employees’ talents to achieve high levels of retention. This creates an atmosphere where our employees can focus on customer service.

Our business is flexible and we are able to adapt to rapid changes in consumer preferences quickly. We have a large customer base that uses the products that we sell on daily basis, and, unlike some of our competitors, we focus on the general direction of industry and adapt to it. Because of our customer base, the variety of our products that they use and our flexible inventory maintenance model, we are able to quickly change the type and variety of products we sell to take advantage of situations that our less nimble competitors would be unable to deal with. Since our customers are used to using a variety of the products that we sell, it is easy for them to see themselves buying a new product from us. In addition, because we order only a limited amount of product at any time, we are able to switch manufacturers quickly without interrupting our delivery time to customers. Our products have been featured on television shows such as Fox and Friends and on the Hallmark channel. Owning our fulfillment centers while also utilizing third-party and distribution. Our strategic business model, utilizing cost direct, and third-party distribution centers, allows us to respond rapidly to market opportunities and changes in our supply chain, shipping and other costs, and other conditions. It also allows coverage for customers of all sizes, specifically, we tend to ship to the small-medium sized customers via third party distribution and large ones through direct distribution.

Warranties

Because the design and manufacturing process for our products can be highly complex, it is possible that our products may contain defects or are otherwise not compatible with end uses. In accordance with industry practice, we generally provide a limited warranty that our products are in compliance with our specifications existing at the time of delivery. Under our general terms and conditions of sale, liability for certain failures of products during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items. Under certain circumstances, we may provide more extensive limited warranty coverage than that provided under our general terms and conditions. Some of our products, especially in our toy lines, cover only “defective replacement.”

Seasonality

Historically, we have experienced the highest levels of revenue in the fourth calendar quarter of the year, coinciding with the holiday shopping season in the United States and Europe. Accordingly, we have historically introduced our newest generation of product offerings and demand generation such as advertising just prior to this peak season. Given the significant seasonality of our sales, timely and effective product introductions and forecasting for this season are critical to our operations.

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Backlog

Given the always-changing nature of the consumer electronics market, customers are reluctant to enter into long-term, fixed-price contracts. Accordingly, new order volumes for our products do, and are expected to continue to, fluctuate significantly. We typically forecast the orders with major customers and accept orders with acknowledgment that the terms may be adjusted to reflect market conditions at the date of shipment. For these reasons, we do not believe that our order backlog as of any particular date is a reliable indicator of actual sales for any succeeding period.

Intellectual Property

Intellectual property is an important aspect of our business, and our policy is to seek protection for our intellectual property when appropriate.

Our trademarks, including “MOTA”, are an important component of the value of our business. We have two patents, four provisional patents, and 14 filed patent applications relating to drones, consumer electronics, and toys. We cannot be certain that our patent applications will be issued or that any issued patents will provide us with any competitive advantage or will not be challenged by third parties. Our issued U.S. patents will expire between 2026 and 2030. We continually review our developments efforts to assess the existence and patentability of new intellectual property.

In addition to these protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls, including contractual nondisclosure agreements with employees, contract manufacturers, distributors, freelancers and others. Despite these protections, we may be unable to prevent third parties from using our intellectual property without our authorization, breaching any such nondisclosure agreements with us, or independently developing products that are similar to ours, particularly in those countries where the laws do not protect our proprietary and intellectual property rights as fully as in the North America and Europe.

Research and Development

We have not made major material expenditures on research and development activities relating to the development of new products. However, we realize that to compete in this industry, we must continue to offer technologically advanced products. To develop a product, we generally identify the components that need to be integrated in the product, then solicit specific manufacturers of such components, and ultimately arrange for assembly and final configuration of the product. Sometimes such coordination can be made from the final assembly point. This method has proven to be a considerable reduction in cost for us since we would not need to consistently maintain and fund an independent research and development unit, however, we may decide to have our own research and development facility in the future if it is determined to be beneficial for us. We believe our relationship with our contract manufacturers and suppliers allows us to enhance and expand our product offerings with existing and new technologies that such third parties develop internally and avoid the costs associated with an in-house research and development team. Our efforts are directed at the evaluation of new products and enhancements to existing products. We monitor market and industry trends to understand and identify new technologies and plan for new product offerings.

Regulation

Our products are designed to meet or exceeds regulatory standards in United States, Canada, and many other countries, including those regulated by Federal Communications Commission, American Standard of Toy Safety, Consumer Product Safety Commission, and others. As we expand to other countries, we intend to continue complying with appropriate regulatory standards.

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For drones/UAS products, while our operations are not necessarily impacted by direct governmental regulation, users of our drone/UAS products are experiencing an evolving regulatory environment. Regulations promulgated by the Federal Aviation Administration for drone use in United States airspace currently do not affect any of our JETJAT consumer (toy/hobby) drones and we do not foresee that they will. On the commercial side, the extent and impact of these regulations cannot fully be assessed at the current time, but we believe commercial drone operators and entities using drones will consider them a routine cost of doing business as they do now for commercial aircraft operations. While currently the only regulation by FAA is on the actual customer side (and not on the seller or manufacturer), there can be no assurance that regulations in addition to those described below will not be considered by the relevant aviation authorities, product safety regulators or environmental protection agencies. We intend to fully abide by the regulations in U.S. and other jurisdictions. We currently work toward informing consumers the best way to fly drones in safe and compliant manner via a Fly Safely! educational campaign with free downloadable resources for consumers and drone operators. We believe this outreach will help further increase our market presence and contribute to our brand being perceived as the drone industry leader.

United States Regulation of Unmanned Aircraft

Federal Regulation

Effective December 21, 2015, owners of an unmanned aircraft weighing more than 250 grams (8.8 oz.) and less than 55 pounds are required to register with the Federal Aviation Administration’s unmanned aircraft system online registry before the drone’s first operation. The owner must be 13 years of age or older (although if the owner is less than 13 years of age, a person 13 years of age or older may register the small unmanned aircraft) and a U.S. citizen or legal permanent resident. UAS weighing more than 55 pounds cannot use this registration process and must register using the FAA’s full “Aircraft Registry” process, or if they intend to fly their unmanned aircraft outside of the United States, which under Presidential Proclamation 5928, includes the territorial sea of the United States, and consequently its territorial airspace, extending to twelve nautical miles from the baselines of the United States determined in accordance with international law.

People who previously operated their UAS must register by February 19, 2016. Owners who do not register may face civil and criminal penalties.

Under the Special Rule for Model Aircraft, recreational UAS must be operated in accordance with several requirements, including a community-based set of safety guidelines and within the programming of a nationwide community-based organization such as the Academy of Model Aeronautics (AMA).

On June 21, 2016, the Federal Aviation Administration announced Part 107 of the Federal Aviation Regulations for non-recreational drone operations. Effective as of August 2016, Part 107 sets clear standards and requirements for non-recreational UAS operations. It is designed to take the place of a time-consuming case-by-case exemption process for all non-recreational operations. That process, known as a Section 333 exemption, required a prospective non-recreational drone operator to petition the FAA for permission to operate. At the time of the Part 107 announcement, there was a backlog of several thousand Section 333 petitions awaiting FAA review. Part 107 will eliminate the petition process except for a limited number of applications.

Part 107 defines small UAS as “an unmanned aircraft weighing less than 55 pounds with equipment necessary for the safe and efficient operation of that aircraft.” It requires the person flying a drone for non-recreational operations to be at least 16 years old and have a remote pilot certificate with a small UAS rating, or be directly supervised by someone with such a certificate. To qualify for a remote pilot certificate, an individual must either pass an initial aeronautical knowledge test at an FAA-approved knowledge testing center or have an existing non-student Part 61 pilot certificate. The TSA will conduct a security background check of all remote pilot applications prior to issuance of a certificate. An FAA airworthiness certification for the small UAS is not required but the remote pilot will have to perform a preflight visual and operational check of the small UAS to ensure that safety-pertinent systems are functioning property. This includes checking the communications link between the control station and the UAS. The rule limits small UAS to daylight and civil twilight operations with appropriate collision lighting, confined areas of operation, and visual-line-of-sight operations. It includes a waiver mechanism to allow individual operations to deviate from most of the operational restrictions of the rule if the FAA finds that the proposed operation can safely be conducted under the terms of a certificate of waiver.

The announcement of Part 107 was heralded by drone manufacturers and others as unlocking a wide field of drone innovation and commercial use, especially in realizing the potential of UAS to make airborne tasks safer, easier, and less expensive. Examples of such tasks include image and data gathering; inspection of infrastructure, manufacturing, and industrial processes; sensing crop data and/or applying agricultural chemicals; real estate; police, fire and first-responder actions; assisting in disaster relief, and more.

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State and Municipal Regulation

According to the National Conference of State Legislatures, in 2015, 45 states considered 168 bills related to drones. Common issues addressed in the legislation include defining what a UAS, or drone is, how they can be used by law enforcement or other state agencies, how they can be used by the general public and regulations for their use in hunting game.

Of these, twenty states — Arkansas, California, Florida, Hawaii, Illinois, Louisiana, Maine, Maryland, Michigan, Mississippi, Nevada, New Hampshire, North Carolina, North Dakota, Oregon, Tennessee, Texas, Utah, Virginia and West Virginia — passed 26 pieces of legislation. Five other states — Alaska, Georgia, New Mexico, Pennsylvania and Rhode Island — adopted resolutions related to drones. Georgia’s resolution established a House study committee on the use of drones and New Mexico adopted memorials in the house and senate requiring a study on protecting wildlife from drones. Pennsylvania’s resolution directs the Joint State Government Commission to conduct a study on the use of UAS by state and local agencies and Rhode Island’s resolution created a legislative commission to study and review regulation of UAS. Additionally, Virginia’s governor signed an executive order establishing a commission on unmanned systems. Florida and Kentucky have pre-filed bills for the 2016 legislative session.

International Regulation of Unmanned Aircraft by the International Civil Aviation Organization (ICAO)

Legislation related to the use of UAS outside of the United States is currently being revised or drawn up, generally in view of the recommendations of the ICAO. In relevant part, Article 8 of the Convention on International Civil Aviation, signed at Chicago on December 7, 1944 and amended by the ICAO Assembly (Doc 7300) (the “Chicago Convention”) stipulates that: “No aircraft capable of being flown without a pilot shall be flown without a pilot over the territory of a contracting State without special authorization by that State and in accordance with the terms of such authorization. Each contracting State undertakes to insure that the flight of such aircraft without a pilot in regions open to civil aircraft shall be so controlled as to obviate danger to civil aircraft.” Article 8 also details conditions for operating a “pilotless” aircraft over the territory of a contracting state, which is understood to include UAS.

Assembly Resolution A36-13, Appendix G, Certificates of airworthiness, certificates of competency and licenses of flight crews (clause 2) of the ICAO also notes that participating countries shall recognize the validity of certificates and licenses issued by other participating countries when international standards for certain categories of aircraft or classes of airmen have not yet been developed. The ICAO has noted that, while it is developing Standards and Recommended Practices (“SARPs”) for UAS, participating countries are encouraged to develop national regulations that will facilitate mutual recognition of certificates for unmanned aircraft, thereby providing the means to authorize flight over their territories, including landings and take-offs by new types and categories of aircraft. The ICAO also believes that an update to Assembly Resolution A36-13 may be necessary to include mutual recognition of licenses of remote operators and other members of the remote crew.

ICOA believes that development of the complete regulatory framework for UAS will be a lengthy effort, lasting many years. As individual subjects and technologies reach maturity, ICOA expects that the pertinent SARPs will be adopted by participating countries. It is envisioned that this will be an evolutionary process, with SARPs being added gradually. Non-binding guidance material is expected to be provided in advance of the SARPs for use by participating countries that face UAS operations in the near term. ICOA is recommending close adherence to the guidance material to facilitate later adoption of SARPs and create harmonization across national and regional boundaries during the development phase.

Employees

As of June 30, 2017, we had 16 full time and 2 part time employees. None of our employees is represented by a union or is party to a collective bargaining agreement, and we have not experienced any work stoppages. We believe we have good relations with our employees.

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Properties

Our principal executive offices are located in San Jose, California. We lease the following properties:

Description	Location	Expiration of Lease	Use of Property

Lease	60 South Market St, Suite 1100, San Jose, CA 95113	February 2021	Business office

Lease	1670 Las Plumas Ave, San Jose, CA 95133	December 2018	Warehouse

Legal Proceedings

There is no material litigation currently pending or threatened against us or, to our knowledge, any of our officers or directors in their capacity as such.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. In addition, for so long as we are an “emerging growth company,” we will not be required to:

•	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the earliest to occur of:

•	our reporting $1 billion or more in annual gross revenues;

•	our issuance, in a three year period, of more than $1 billion in non-convertible debt;

•	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and

•	December 31, 2021.

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MANAGEMENT

The following table sets forth certain information about our executive officers and directors as of December 31, 2015.

Name	Age	Position

Michael Faro	37	Chairman of the Board of Directors, President and Chief Executive Officer

Lily Q. Ju	36	Vice President, Chief Product Officer, Director

Samba Yarlagadda	45	Controller (Interim)

Marjorie Bailey	60	Director Nominee

Alan Jacobs	75	Director Nominee

Alexander Ruckdaeschel	45	Director Nominee

The following is a brief account of the business experience during the past five years (and, in some instances, for prior years) of each director and executive officer of our Company.

Michael Faro, our founder, has been our Chairman, President and Chief Executive Officer and a director since August 2014, and managing member of the Company since founding in March 2003. Mr. Faro’s experience includes working in Fortune 500 companies including Intel Corporation and Siemens AG; from November 2001 to March 2011, as Solution Architect, responsible for managing various infrastructures in the organization. Mr. Faro is member of FAA’s Unnamed Aircraft Safety Team Panel, in charge of working with FAA to develop Drone Safety Regulations. His experiences cover wide variety of sectors including Negotiation, Manufacturing, Government, Strategic Planning, Supply Chain Management, Overseeing the Industry Growth, and Foreseeing Changes in Consumer demand. Mr. Faro has over a decade of experience in the financial industry, including trading various instruments in markets around the world and has publications in a number of areas, and speaks regularly to the public news media and at tradeshows. Mr. Faro attended Northwestern University School of Law where he studied Juris Doctor.

Lily Ju has been the Chief Product Officer and a director since September 2012. Prior to becoming a director, Ms. Ju worked as the Vice President of our Human Resources department. From November 2008 to December 2011, Ms. Ju owned and operated a consulting firm called China Made Easy, which provided companies with product research and consulting and assisted companies of various sizes with the import, export, and outsourcing of products from Asia to the United States. Ms. Ju worked as a CPA at Williams Associates PLC, a financial firm, from February 2008 to July 2008. From May 1996 to November 1998, Ms. Ju started a modeling company called Christmas Modeling and was responsible for its operation which was sold in 1998. Ms. Ju received a BA in Accounting from Buena Vista University in 2008.

Marjorie Bailey is expected to be elected to serve as a member of our board of directors and audit committee chair subject to and effective immediately after the qualification of this offering circular. Ms. Bailey served as an audit partner at Marcum LLP from June 2004 to October 2013. She has been an adjunct professor at UC Berkley Extension since September 2013 and Chief Financial Officer of Elder Care Alliance Senior Living since November 2013. Ms. Bailey received her BS in Accounting from San Jose State University in 1984.

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Alan Jacobs is expected to be elected to serve as a member of our board of directors subject to and effective immediately after the qualification of this offering circular. A highly experienced corporate and securities lawyer, investment banker, and entrepreneur, Mr. Jacobs is Founder and President of CorpFin Management Group, which provides business development, strategic planning, and corporate management services, and he serves as a director and in management roles at Worthy Financial, Wheelchair Fitness Solution, and Safer Science Technologies. Between 2018-2015 he was Director, Advisory and Corporate Services, at ViewTrade Securities and head of the Advisory Services Group at Mediterranean Securities/Forge Financial Group. In 2009 he founded As Seen on TV, consumer products distribution company specializing in infomercials, where he led several rounds of financing and a merger with a public company. Before that, he founded Capital Growth Financial and served in international brokerage and investment companies, including GlobalNet Financial, Ladenburg Thalmann, and Josephthal & Co. He has a .J.D. from Columbia Law School and a B.A. from Franklin & Marshall College.

Alexander Ruckdaeschel is expected to be elected to serve as a member of our board of directors subject to and effective immediately after the qualification of this offering circular. Since March 2001, he has worked in the financial industry in the United States and Europe as well as having been a co-founder and/or partner in senior management of various companies. He co-founded Herakles Capital Management and AMK Capital Advisors in 2008 and is currently the Chief Financial Officer of PainQX. From 2002 to 2006, he was a partner with Alpha Plus Advisors and with Nanostart AG, an European investment company specializing in clean tech and small-cap equities worldwide. Mr. Ruckdaeschel also serves as a member of board of directors of Electronic Recyclers international, Inc., Nuviant Medical, Inc., and Vuzix Corporation (NASDAQ: VUZI). Mr. Ruckdaeschel also has significant experience as manager of the DAC Nanotech Fund and DAC Biotech Fund where he worked from 2002 to 2006. Prior to that, he was a research assistant at Dunmore Management, focusing on intrinsic value in identifying companies that were undervalued and had global scale potential.

None of our directors or officers are related to each other except that Mr. Faro and Ms. Ju are married. Ms. Rowghani, a non-officer and non-officer shareholder, has a parental relationship with Mr. Faro. There are no arrangements or understandings with any of our principal shareholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were appointed.

Director Independence

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors is currently comprised of two members, both of whom stand for reelection annually by our stockholders.

When and if we apply for listing on a securities exchange, the listing rules of the stock exchanges generally require that a majority of the members of a listed company’s board of directors, and each member of a listed company’s audit, compensation and nominating and corporate governance committees, be independent within specified periods following the closing of an initial public offering. Our Board of Directors has determined that Ms. Marjorie Bailey, Mr. Jacobs and Mr. Alexander Ruckdaeschel do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and such director is “independent” as that term is defined under the rules of the stock market.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, subject to the transition rule that is applicable to a newly public company. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

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Controlled Company Exemption

When and if we go public, it is expected that our existing owners will continue to control a majority of our common stock. As a result, we would be a “controlled company” within the meaning of the applicable listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. We do not currently intend to rely on those exemptions afforded to a “controlled company” if and when they become applicable; nonetheless, we could potentially seek to rely on certain of those exemptions afforded to a “controlled company” in the future.

Board Leadership Structure

The positions of Chairman and Chief Executive Officer are held by the same person. The responsibilities of the Chairman of the Board of Directors include developing the agenda for each meeting of the Board of Directors in consultation with management, facilitating the activities of the directors and chairing meetings of the Board of Directors. The responsibilities of the Chief Executive Officer include developing and successfully implementing our strategic plans, providing quality leadership to our staff, maintaining existing and developing new strategic alliances, considering possible strategic alternatives for our Company, and acting as an entrepreneur and innovator within our strategic goals. Our Board of Directors believes its current leadership structure is appropriate in light of the size of the Company and its stage of development.

Role of the Board of Directors in Risk Oversight

The Board of Directors is responsible for assessing the risks facing our Company and considers risk in every business decision and as part of our business strategy. The Board of Directors recognizes that it is neither possible nor prudent to eliminate all risk, and that strategic and appropriate risk-taking is essential for us to compete in our industry and in the global market and to achieve our growth and profitability objectives. Effective risk oversight, therefore, is an important priority of the Board of Directors.

While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes, our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies that are adopted by the Board of Directors. The Board of Directors expects to review and adjust our risk management strategies at regular intervals and as needed.

Code of Business Conduct

Our Board of Directors will adopt a code of business conduct and ethics, the “Code of Business Conduct,” to ensure that our business is conducted in a consistently legal and ethical manner. Our policies and procedures will cover all major areas of professional conduct, including employee policies, conflicts of interest, protection of confidential information, and compliance with applicable laws and regulations. The Code of Business Conduct will be available at our website at www.mota.com. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings.

Board Committees

When and if we become a listed company, our Board of Directors will appoint an Audit Committee, Compensation Committee and a Corporate Governance and Nominating Committee, and will adopt charters for each of these committees. We plan to appoint one independent director to each of our committees upon completion of this offering. In that case, we plan to nominate new independent members to each of these committees so that they are comprised of a majority of independent directors within 90 days after the consummation of this offering, and entirely of independent directors within one year after the consummation of this offering.

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Audit Committee

The Audit Committee will assist the Board of Directors in discharging its responsibilities relating to the financial management of our Company and oversight of our accounting and financial reporting, our independent auditor and audits, our internal financial controls and the continuous improvement of our financial policies and practices. In addition, the Audit Committee will be responsible for reviewing and discussing with management our policies with respect to risk assessment and risk management. The responsibilities of the Audit Committee, which will be set forth in its charter, will include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; and

•	reviewing and approving any related party transactions.

The expected composition of our Audit Committee will comply with all applicable requirements of the SEC and the securities exchanges. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

The Compensation Committee will assist the Board of Directors in setting and maintaining the Company’s compensation philosophy and in discharging its responsibilities relating to executive and other human resources hiring, assessment and compensation, and succession planning. The responsibilities of the Compensation Committee, which are set forth in its charter, include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	determining the compensation of all our other officers and reviewing periodically the aggregate amount of compensation payable to such officers;

•	overseeing and making recommendations to the Board of Directors with respect to our incentive-based compensation and equity plans; and

•	reviewing and making recommendations to the Board of Directors with respect to director compensation.

The expected composition of our Compensation Committee, when and if we become a public company, will comply with all applicable requirements of the SEC and the securities exchanges. We intend to comply with future requirements to the extent they become applicable to us.

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Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee, which are set forth in its charter, will include:

•	making recommendations to the Board of Directors regarding the size and composition of the Board of Directors;

•	recommending qualified individuals as nominees for election as directors;

•	reviewing the appropriate skills and characteristics required of director nominees;

•	establishing and administering a periodic assessment procedure relating to the performance of the Board of Directors as a whole and its individual members; and

•	periodically reviewing the corporate governance guidelines and supervising the management representative charged with implementing the Company’s corporate governance procedures.

The expected composition of our Nominating and Corporate Governance Committee, when and if we become a public company, will comply with all applicable requirements of the SEC and the listing requirements of the securities exchanges. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the expected members of the Compensation Committee is or has at any time been an officer or employee. None of our executive officers serve or in the past fiscal year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or expected to serve on the Compensation Committee.

Executive Compensation Tables

2017 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of our named executive officers, for each of the last completed fiscal year.

Name and Principal Position	Year	Salary $	Bonus $	Option- Based Awards $	Stock Awards $	Other Compensation(2) $	Total $
Michael Faro, Chairman, President and Chief Executive Officer(1)	2017	$237	—	—	—	$—	$237
	2016	$239	—	—	—	$—	$239
Lily Ju, Vice President and Chief Product Officer(1)	2017	$114,249	—	—	—	$—	$114,249
	2016	$106,869	—	—	—	$—	$106,869

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(1)	During the last fiscal year, none of our other officers had salary and bonus greater than $100,000, none of our officers or directors received any stock awards, option grants or directors fees and there were no unvested stock awards, unexercised options or other equity incentive plan awards outstanding as of June 30, 2017. Our executive officers, directors and their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.

(2)	Prior to our conversion from a LLC to a C Corporation and while still an LLC, we paid income taxes owed by our named executive officers to tax authorities as a form of compensation.

Employee Benefits Plans

We do not sponsor any qualified or non-qualified pension benefit plans, nor do we maintain any non-qualified defined contribution or deferred compensation plans. MOTA sponsors a tax-qualified defined contribution 401(k) plan in which employees are eligible for participation on the next entry date after completion of one year of eligibility service, with 1000 hours of service being necessary for a year of eligibility service. Temporary employees, part-time employees and interns shall become eligible to participate in the plan on the first entry date after reaching age 21 and having completed at least 1,000 hours of service during an eligibility computation period.

2016 Omnibus Equity Incentive Plan

In October 2016, we established the 2016 Omnibus Equity Incentive Plan which was approved by our board of directors. The 2016 Omnibus Equity Incentive Plan authorizes the issuance of 950,000 shares of common stock. The 2016 Omnibus Equity Incentive Plan permits us to provide equity-based compensation in the form of stock options, restricted stock awards, restricted stock unit awards, unrestricted stock awards and other stock bonus awards and performance compensation awards.

The 2016 Omnibus Equity Incentive Plan is administered by a committee appointed by the Board of Directors, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule. The term of stock options granted under the 2016 Omnibus Equity Incentive Plan cannot exceed ten years. No awards have been made under the 2016 Omnibus Equity Incentive Plan.

Director and Officer Liability Insurance

We have purchased directors and officers liability insurance that provides financial protection for our directors and officers in the event that they are sued in connection with the performance of their services and also provides employment practices liability coverage, which insures for harassment and discrimination suits.

Payments in Connection with Termination or Change in Control

We do not have any employment agreements or other related arrangements with any executive officer and we are not a party to any other contract, agreement, plan or arrangement (written or unwritten) that provides for payment following a change in an officer’s responsibilities or following a change in control. We have no other plan that provides for the payment of retirement benefits, or other benefits that will be paid primarily following retirement, or at, following, or in connection with resignation, retirement or other termination of an officer.

Advisory Relationships

We intend from time to time to engage various financial and other advisors. To date, we have engaged one financial advisor principally to assist it in the offering process. David Horin has been our financial advisor since March 2016. He has been the Managing Partner of Chord, a company that provides accounting advisory services, SEC reporting advisory services, and IPO-readiness services since June 2012. From March 2008 to June 2012, Mr. Horin was the Chief Financial Officer of Rodman & Renshaw Capital Group, Inc., a full-service investment bank dedicated to providing corporate finance, strategic advisory, sales and trading and related services to public and private companies across multiple sectors and regions. Mr. Horin has a Bachelor of Science degree in Accounting from Baruch College, City University of New York. Mr. Horin is also a Certified Public Accountant.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions, or series of related transactions, since July 1, 2013, to which we were a party in which the amount involved exceeded $120,000 and in which the other parties included our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons:

On July 13, 2015, we entered into a Separation and Exchange Agreement with Faro Aviation, LLC (“Faro Aviation”), a newly formed Nevada limited liability company. Faro Aviation was originally established as our wholly owned subsidiary. Pursuant to this Separation and Exchange Agreement, we transferred to Faro Aviation the aviation business and the aviation-specific assets of approximately $89,000, which primarily consisted of inventories, in exchange for the return and cancellation of 2,480,000 shares of our common stock originally owned by a related party, the sole member of Faro Aviation in conjunction with this transaction when we transferred our interest in Faro Aviation to the related party. The transaction was treated as non-monetary exchange and no gain or loss was recorded.

We have received various unsecured loans from our stockholders since the inception of our operations. These loans carry interest at rates ranging from 5.5% to 14% per annum at June 30, 2017. These loans mature in June 2018 and may be extended further. The loans payable to our shareholders consist of the following:

		June 30,
Date of Initial Loans	Interest Rate	2017	2016
Maryam Rowghani, Employee and Stockholder – Originated on February 7, 2012 and matures on June 1, 2019	14%	$125,000	$125,000
Accrued interest		127,494	96,565
Outstanding balance		252,494	221,565
Lily Ju, Chief Product Officer and Stockholder – and Maryam Rowghani, Employee and Stockholder – Originated on February 19, 2012 and matures on June 1, 2019	14%	96,000	96,000
Accrued interest		97,913	74,160
Outstanding balance		193,913	170,160
Michael Faro, Chief Executive Officer and Stockholder – Originated on various dates and matures on June 1, 2019	Prime +2.5% (5.5% at June 30, 2017 and June 30, 2016	329,115	174,115
Accrued interest		237,652	214,596
Outstanding balance		566,767	388,711
Michael Faro, Chief Executive Officer and Stockholder – Originated on various dates and matures on June 1, 2019	6.5%	289,500	242,500
Accrued interest		20,496	2,210
Outstanding balance		309,996	244,710

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		June 30,
Date of Initial Loans	Interest Rate	2017	2016
Lily Ju, Chief Product Officer and Stockholder – Originated on June 24, 2016 and matures on June 1, 2019	6.5%	100,000	100,000
Accrued interest		6,629	105
Outstanding balance		106,629	100,105
Total loans payable to stockholders, including accrued interest		$1,429,799	$1,125,251

Transactions with Our Executive Officers and Directors

Indemnification Obligations

Our bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our bylaws also require us to advance expenses incurred by our directors and officers. See the section titled “Item 14. Indemnification of Directors and Officers” of Part II of this registration statement for additional information.

Review, Approval, and Ratification of Transactions with Related Parties

Prior to the completion of this offering, our Board of Directors will adopt a policy regarding the review and approval of transactions with directors, officers and holders of more than 5% of our voting securities. In evaluating related party transactions, the Board of Directors expects to establish a special committee to review the proposed matters and make recommendations to the Board of Directors on the course of action, and in a case where a director is the related party, such individual abstains from voting to approve the transaction. We intend to put into place a related party transactions policy which will require, among other items, that such transactions must be approved by our Audit Committee or another independent body of our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 30, 2017, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director or person named as a director nominee; (iii) each Named Executive Officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership before and after this offering.

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Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and includes shares issuable upon exercise of options held by the person which may be exercised within 60 days of June 30, 2017. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table possesses sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Class(2)

Michael Faro	2,480,000	44.93%

Lily Q. Ju	2,480,000	44.93%
Marjorie Bailey	—	—
Maryam Rowghani	560,000	10.14%
Alexander Ruckdaeschel	—	—
All directors, director nominees and executive officers (5 persons)(1)	4,960,000	89.86%

(1)	Unless otherwise indicated, the address of such individual is c/o Mota Group, Inc., 60 South Market St, Suite 1100, San Jose, CA 95113.
(2)	Although 1,000,000 have been reserved for issuance pursuant to the Program, the actual number of shares that may be issued is indeterminate. Prior to qualification, the Company will estimate the number of shares that it expects to issue, and pro forma information regarding percentage ownership will be added.

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DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock and the material provisions of our amended and restated certificate of incorporation and bylaws that will be in effect upon the completion of this offering and is qualified by reference to the forms of our amended and restated certificate of incorporation and our bylaws filed as exhibits to the Form 1-A filed with the SEC that relates to this Offering Circular, and by the applicable provisions of Delaware law.

Common Stock

Upon the completion of this offering, our authorized capital stock will consist of 10,000,000 shares, all with a par value of $0.0001 per share, of which:

•	9,000,000 shares are designated common stock; and

•	1,000,000 shares are designated preferred stock.

As of June 30, 2017, without giving effect to the conversion rights of our outstanding Convertible Bridge Notes (including accrued interest) and the 1-for-2.7 Reverse Stock Split, 2,044,443 shares of our common stock held of record by 3 stockholders.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference or participation rights granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

As of the date hereof, no shares of preferred stock are outstanding. However, we are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Under Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

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Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•	authorize our Board of Directors to issue, without further action by the stockholders, up to 1,000,000 shares of undesignated preferred stock;

•	specify that special meetings of our stockholders can be called only by our Board of Directors;

•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors;

•	provide that vacancies on our Board of Directors may, except as otherwise required by law, be filled only by a majority of directors then in office, even if less than a quorum; and

•	specify that no stockholder is permitted to cumulate votes at any election of directors.

Choice of Forum

Upon the completion of this offering, our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

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The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent

The transfer agent for our common stock is expected to be Continental Stock Transfer.

Listing of Securities

We intend to apply for listing only if we raise sufficient cash proceeds from a subsequent offering that will enable us to qualify for listing.

Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our capital stock. Future sales of substantial amounts of our common stock in the public market, should one develop, could reduce prevailing market prices. Furthermore, since a substantial number of shares are expected be subject to contractual and legal restrictions, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

PLAN OF DISTRIBUTION

Mota Group, Inc. is offering its customers up to 1,000,000 shares of its common stock that will be delivered in connection with orders placed for drones after this offering statement has been qualified by the SEC. No separate payment will be required for the Shares. Any order for drones submitted prior to qualification of this offering statement will not be able to participate in the Program.

Currently, there is no public market for our common stock. We will attempt to finance the company in an initial public offering or in a sale of shares for cash in a separate Regulation A+ offering. We cannot assure you that these efforts to “go public” will be successful. Neither can we assure you of the price at which the shares may trade.

In connection with a future cash financing, if it should be successful, we will attempt to have our shares available for trading on either the over-the-counter market or Nasdaq. The shares we are issuing under this Program will be non-transferable until such a trading market develops. You also will be required to hold the shares for six months after you receive them, which then may be sold under SEC Rule 144, which provides for certain limitation and procedures on sales.

To participate in this Program, you should log in to our website, www.mota.com and click on the section called “Drone Customer Incentive Plan.” This will describe how to place an order with us for drones. It also describes how many Shares you would be entitled to receive after you have paid for a qualifying order. This offering statement must be qualified by the SEC before the Program can be initiated. Therefore, this Program only relates to orders placed after this offering statement has been qualified by the SEC and prior to the termination of the offering. When you make payment on a qualifying order, we will deliver to you the Shares to which you are entitled.

Regulation A+

This is an offering of shares under SEC Regulation A, also known as Regulation A+. We are offering up to 1,000,000 shares. We are conducting the offering ourselves and have not engaged any underwriters or selling agents. There is no minimum number of Shares required before eligible customers that have placed orders after the qualification date will be sent their Shares.

We will use our existing website, www.mota.com, to provide notification when the Offering Statement has been qualified by the SEC. When the customer pays the company the amount of the invoice for the drones it has purchased, the Company will mail a stock certificate for the applicable number of Shares.

This offering circular will be available for download 24 hours per day, 7 days per week, on our website. Since you are not paying for the shares in cash, no additional documentation is required other than in respect of placing orders..

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Offering Period and Expiration Date

This offering will commence on the qualification of this offering circular, as determined by the SEC, and will continue for a maximum period of 90 days or until all shares described herein have been issued or the offering is terminated by us.

Investor Suitability

The shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions Program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions Program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered under the Program will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

The Company is currently in process of conducting its annual audit through an independent registered public accounting firm. The financial statements as of June 30, 2016 and for the year then ended relating to Mota Group, Inc. included in this offering circular have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This offering circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. You may read and copy the additional information contained in the Offering Statement at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MOTA GROUP, INC.

(FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2017 (UNAUDITED) AND 2016

F-1

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders
of Mota Group, Inc. (formerly UNorth, Inc.)

We have audited the accompanying consolidated balance sheets of Mota Group, Inc., (formerly UNorth, Inc.) and Subsidiaries (the “Company”) as of June 30, 2016, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mota Group, Inc. (formerly UNorth, Inc.) and Subsidiaries, as of June 30, 2016, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses and negative cash flows from operations and the need for additional capital raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP
Marcum LLP
San Francisco, CA
October 5, 2016, except for Note 1A, as to which the date is May 16, 2017

F-3

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2017 (UNAUDITED)	2016

ASSETS
Current Assets
Cash	$35,287	$46,052
Accounts receivable, net of allowance	157,901	547,223
Inventory, net	1,699,552	1,233,560
Deposits with vendors	103,924	166,357
Prepaid expenses	43,840	65,724
Total current assets	2,040,504	2,058,916
Deferred offering costs	210,161	87,500
Property and equipment, net	12,405	15,845
Intangible assets	179,945	29,867
Security deposit	83,247	21,087
Total Assets	$2,526,262	$2,213,215
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$3,416,502	$1,196,489
Accrued expenses	553,506	435,006
Customer advances	42,425	43,627
Line of credit	83,044	91,299
Bank loan		214,932
Note payable	200,000	200,000
Current portion of senior secured redeemable debenture, including accrued debt issuance costs	1,524,834	—
Deferred rent	—	10,747
Total current liabilities	5,820,311	2,192,100
Deferred rent	8,029	—
Convertible debentures	1,650,000	950,000
Loans payable to stockholders, including accrued interest	1,429,799	1,125,251
Total long term debt	3,087,828	2,075,251
Total liabilities	8,908,139	4,267,351
Commitments and contingencies
Stockholders' (deficit) equity
Common stock: 10,000,000 shares authorized; $0.0001 par value; issued and outstanding: 2,044,443 shares at March 31, 2017 (unaudited), 2,044,443 shares at June 30, 2016, and 2,962,963 shares at June 30, 2015,	204	204
Additional paid in capital	376,506	376,506
(Accumulated deficit) retained earnings	(6,758,587)	(2,430,846)
Total stockholders' (deficit) equity	(6,381,877)	(2,054,136)
Total liabilities and stockholders’ (deficit) equity	$2,526,262	$2,213,215

See accompanying notes to consolidated financial statements

F-4

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2017 (UNAUDITED)	2016
Net revenue	$4,498,103	$3,977,992
Cost of goods sold	3,052,485	2,559,891
Gross profit	1,445,618	1,418,101
Operating expenses:
Selling expenses	2,190,592	1,500,115
General and administrative expenses	2,662,732	2,126,698
Total operating expenses	4,853,324	3,626,813
Loss from operations	(3,407,706)	(2,208,712)
Other income (expense):
Interest expense	(920,035)	(204,456)
Foreign currency transaction loss	(17,447)	(13,140)
Other income (expense)	12,420	(4,700
Total other expense	)	(222,296)
Net loss	$(4,327,741)	$(2,431,008)
Net loss per share:
Basic and diluted	$(2.09)	$(1.18)
Weighted average common shares outstanding:
Basic and diluted	2,067,093	2,067,093

See accompanying notes to consolidated financial statements

F-5

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional Paid in	(Accumulated Deficit) Retained	Total Stockholders’ (Deficit)
	Shares	Amount	Capital	earnings	Equity
Balance at June 30, 2014	2,962,963	$296	$465,844	$298,935	$765,075
Net loss	—	—	—	(298,773)	(298,773)
Balance at June 30, 2015	2,962,963	296	465,844	162	466,302
Common stock returned and canceled in non-monetary exchange with a related party	(918,520)	(92)	(89,338)	—	(89,430)
Net loss	—	—	—	(2,431,008)	(2,431,008)
Balance at June 30, 2016	2,044,443	204	$376,506	(2,430,846)	(2,054,136)
Net loss (unaudited)	—	—	—	(4,327,741)	(2,217,827)
Balance at June 30, 2017 (unaudited)	2,044,443	$204	$376,506	$(6,758,587)	$(4,271,963)

See accompanying notes to consolidated financial statements

F-6

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2017	2016
	(UNAUDITED)
Cash flows from operating activities
Net loss	$(4,327,741)	$(2,431,008)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,440	3,897
Bad debt recovery	(1,212)	—
Change in allowance for sales return	156,742	—
Provision for slow moving inventories	38,683	148,000
Amortization of debt issuance costs	368,151	—
Accrued interest on loans payable to stockholders	252,548	75,733
Deferred rent	(2,718)	(17,880)
Changes in operating assets and liabilities
Accounts receivable	233,792	(160,701
Inventory	(504,675)	(23,071)
Deposits with vendors	62,433	2,498
Prepaid expenses	21,884	(65,724
Security deposit	(62,160)	(1,415)
Accounts payable	2,354,714	553,545
Accrued expenses	118,500	392,033)
Customer advances	(1,202)	—
Deferred revenues	—	(193,698)
Net cash used in operating activities	(1,288,821)	(1,717,791)
Cash flows from investing activities
Purchase of property and equipment		(2,145)
Cost incurred related to domain name	(150,078)	—
Net cash used in investing activities		(2,145)
Cash flows from financing activities
Proceeds from Line of Credit	97,306	18,166
Repayments on Line of Credit	(105,561)	(17,154)
Proceeds from bank loan	—	438,415
Repayments on bank loan	(91,539)	(223,483
Proceeds from issuance of senior secured redeemable debenture, net of debt issuance costs of $166,786	1,209,821	—
Repayments on senior secured redeemable debenture	(343,316)	—
Proceeds from issuance of convertible notes payable	700,000	950,000
Payments for deferred offering costs	(90,577)	(37,500)
Proceeds from issuance of note payable	—	200,000
Proceeds from stockholder loans	95,000	345,000
Repayments on stockholder loans	(43,000)	(11,250
Net cash provided by financing activities	1,428,134	1,662,194

See accompanying notes to consolidated financial statements

F-7

MOTA GROUP, INC. (FORMERLY UNORTH, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)

	For the Years Ended June 30,
	2017	2016
	(Unaudited)
Net decrease in cash	(10,765)	(57,742)
Cash, beginning of period	46,052	103,794
Cash, end of period	$35,287	$46,052
Supplemental disclosures of cash flow information:
Cash paid for interest	$199,255	$80,109
Cash paid for income tax	$—	$—
Non-cash investing and financing activities:
Reduction of inventories as a result of the spin-off of the Faro Aviation Business and the Aviation-Specific Assets	$—	$89,430
Increase of accounts payable as a result of increase of deferred offering costs	$—	$50,000
Payments on bank loan through proceeds from issuance of senior secured redeemable debenture	$123,393	$—
Payments on accounts payable through proceeds from issuance of senior secured redeemable debenture	$166,785	$—

See accompanying notes to consolidated financial statements

F-8

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Business Organization, Nature of Operations

Mota Group, Inc. (Formerly UNorth, Inc.) (the “Company” or “Parent”) was originally formed on March 5, 2003 as KingRidge LLC, which was a limited liability company organized under the laws of California. The Company changed its name to UNorth, LLC (“LLC”) on September 19, 2008. The Company reorganized as UNorth, Inc., a C Corporation under the laws of the State of Delaware on August 28, 2014. Upon the completion of this reorganization, the members’ ownership interest in the LLC was converted into common stock of the Company and the ownership percentage for each member/shareholder remained unchanged. This reorganization is considered as a recapitalization and the consolidated financial statements retroactively reflected this reorganization as of July 1, 2013. The Company filed an Amended and Restated Certificate of Incorporation in Delaware to change its name to Mota Group, Inc. on March 17, 2016.

The Company’s wholly owned subsidiaries include the following:

•	Mota HK Limited (“Mota HK”) was formed on March 9, 2015, is located in Hong Kong and operates as trading agent.

•	Shenzhen Mota Technologies Co. Ltd. (“Shenzhen Mota”), was formed on June 24, 2015 as a subsidiary of Mota HK and is located in Shenzhen, China, and operates as trading agent.

•	UNorth One, LLC, was formed on July 31, 2014, is located in Nevada and California and operates as order fulfillment staff.

On July 9, 2015, the Company entered into a Separation and Exchange Agreement (the “Agreement”) with Faro Aviation, LLC (“Faro Aviation”), a newly formed Nevada limited liability company. Pursuant to this Agreement, the Company transferred to Faro Aviation the Aviation Business and the Aviation-Specific Assets of approximately $89,000, which primarily consisted of inventories, in exchange for the return and cancellation of 2,480,000 shares of the Company’s common stock originally owned by a related party, the sole member of Faro Aviation. The transaction was treated as non-monetary exchange and no gain or loss was recorded.

The Company develops and markets both proprietary, and non-proprietary consumer electronics, toys and household products. The Company’s products are produced by third party contractor manufacturers in the People’s Republic of China (“PRC”). The Company sells its products through large e-commerce distribution companies such as Groupon and Amazon, as well as retailers and independent dealers principally throughout North America.

Note 1A — Reverse Stock Split

On May 16, 2017, the Company’s Board of Directors unanimously authorized a 2.7-to-1 reverse stock split of the Company’s common stock. The reverse stock split will occur before the effective date of this initial public offering. All references to shares in the consolidated financial statements and notes, including but not limited to the number of shares and per share amounts, unless otherwise noted, have been adjusted to reflect the reverse stock split retroactively.

Note 2 — Liquidity and Going Concern

As part of the Company’s focus and concentration on the drone market, it had a decrease in overall revenue in the fourth quarter of 2016 as the Company started transitioning and simultaneously increasing its selling channels and phasing out low-margin/low-profit products to expand the development and introduction of drone related products, which the Company started to introduce in the second half of fiscal 2016 and will continue to introduce through the first half of fiscal 2017. The Company incurred operating losses and had negative operating cash flows and may continue to generate negative cash flows as the Company implements its business plan for the future. During the years ended June 30, 2017 (unaudited) and 2016, the Company had a net loss of approximately $4,328,000 and $2,431,000, respectively and net cash used in operations of approximately $1,289,000 and $1,718,000, respectively, and working deficit amounted to approximately $13,779,807 and $133,000 as of June 30, 2017 (unaudited) and June 30, 2016, respectively. These factors described above raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of this filing.

F-9

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Liquidity and Going Concern  – (continued)

On July 29, 2015, the Company entered into a loan with a bank for principal of $250,000, with a one year term (Note 6). On March 29, 2016, the Company issued a short term promissory note to an unrelated party for $200,000 (Note 7). On May 18 2016, the Company entered into another bank loan to replace the above bank loan for a principal of $250,000 with a nine-month term, which was repaid in October 2016 (Note 6). In January and February 2016, the Company consummated the closing of a bridge financing of convertible notes in the aggregate principal amount of approximately $950,000 in a private placement (Note 8). On September 12, 2016, the Company consummated an additional bridge financing convertible note in the amount of $500,000 (Note 8). On October 8, 2016, the Company consummated another bridge financing convertible note in the amount of $200,000 (Note 8). These Convertible Bridge Notes bear interest at the rate of 8% per annum, is unsecured and will convert into the Company’s shares of common stock upon the closing of a Qualified Financing at conversion prices equal to various percentages of the Qualified Financing Price. This Convertible Bridge Note is subject to the same terms as those disclosed in Note 8. On October 12, 2016, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with a lending institution for a Senior Secured Redeemable Debenture (“Debenture”). The Company issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,333,000 (net of fees of approximately $167,000) (Note 8). The Company used part of the cash proceeds to repay the Bank Loan in the amount of approximately $123,000 on October 12, 2016. Under the terms of the Purchase Agreement, the Company was granted the option to issue additional Debentures up to a maximum amount of $3,000,000, if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by lending institution. The Debenture carries an interest rate of 18% per annum, is secured by the Company’s assets, and is personally guaranteed by two of the Company’s principal stockholders and officers. The Company is required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. The Company has the right to redeem the debenture in full prior to its maturity date. The Securities Purchase Agreement is subject to certain fees, including an advisory fee of $300,000 which is due in three installments, and has a term of 15 months from the closing date.

On March 26, 2017, the Company entered into Exchange Agreements with certain of its suppliers and debt holder (the “Suppliers and Debt Holder”). Pursuant to the terms of the Exchange Agreements, the Company agreed to issue to the Suppliers and Debt Holder, in full satisfaction of the $ payables of $3,003,000 due to the Suppliers and Debt Holder (the “Aggregate Outstanding Amount”), a number of the shares of the Company’s common stock (the “Securities”) issued in this offering equal to (i) the Aggregate Outstanding Amount divided by (ii) (a) the offering price per security in this offering, multiplied by (b) .90, subject to satisfaction of the covenants and conditions set forth in the Exchange Agreement. The Suppliers and Debt Holder have entered into lock-up agreements with the Company and have further agreed to grant the Company the option to buy back all of the Securities during the lock-up period from the Suppliers and Debt Holder in exchange for the lesser of (i) the Aggregate Outstanding Amount multiplied by 1.05, and (ii) the number of Securities, multiplied by the closing trading price of the Securities on the day prior to the date that the Company delivers a notice to the Suppliers and Debt Holder, multiplied by 1.05. The Suppliers and Debt Holder have represented to the Company that they are “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act.

F-10

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Liquidity and Going Concern  – (continued)

Management’s plans include a proposed initial public offering (“IPO”) of up to approximately $7 million worth of common stock of the Company (Note 10). There can be no assurance that the Company will be successful to raise additional capital under the proposed IPO. As of June 30, 2017, the Company had current liabilities of approximately $5,820,000. If the Company is not able to raise additional capital that may be needed, it is probable that the Company will be unable to meet its obligations as they become due within one year and could have a material adverse effect on the operations of the Company.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying unaudited interim financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information and Article 10 of Regulation S-X of the Securities and Exchange Commission for Interim Reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, considered necessary for a fair presentation of the results for the interim periods presented. The results for the year ended June 30, 2017 are not necessarily indicative of results to be expected for a full year, any other interim periods or any future year or period.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most complex and subjective estimates include: accounts receivable valuation and collectability; estimated sales returns, inventory valuation and obsolescence; income taxes, including uncertain tax positions and recoverability of deferred income taxes. Some of these judgments can be subjective and complex, and, consequently, actual results may significantly differ from these estimates. On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted.

Foreign Currency

The functional currency of the Company's Hong Kong and Shenzhen China subsidiaries is the U.S. dollar (“US$”), as these subsidiaries' operations are a direct and integral component of the Parent’s operations in the United States.

Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in currencies other than the functional currency are converted into US$ at the spot rate on the date of the transaction and included in the accompanying consolidated results of operations as incurred.

F-11

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies – (continued)

Concentrations And Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of cash. At times throughout the year, the Company may maintain certain bank account balances in excess of FDIC insured limits. The Company believes that its funds are deposited in high credit quality financial institutions. The Company has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk associated with its cash deposits.

As of June 30, 2017, two customers represented 86% of the total accounts receivable balance, and accounted for 61% of the total sales for the year ended June 30, 2017 (Unaudited). As of June 30, 2016, two customers represented 79% of the total accounts receivable balance, and accounted for 68% of the total sales for the year ended June 30, 2016. These customers are large e-commerce and computer and technology distribution companies

As of June 30, 2017, two vendors located in China represented 54% of the total accounts payable balance and 30% of total purchases for the year ended June 30, 2017 (Unaudited). As of June 30, 2016, two vendors located in China represented 63% of the total accounts payable balance and 90% of total purchases for the year ended June 30, 2016. The Company’s reliance on these vendors involves risks and uncertainties, including whether the suppliers will provide an adequate supply of required components of sufficient quality, will increase prices for the components and will perform their obligations on a timely basis.

Cash equivalents

The Company considers all highly liquid instruments that are readily convertible to cash and have maturities of three months or less to be cash equivalents. As of June 30, 2017 (unaudited) and 2016, the Company had no cash equivalents.

Revenue Recognition

Revenues are recognized when the following criteria are met: there is persuasive evidence that a sales agreement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

The delivery criteria for sales made to retailers is generally FOB shipping point. The delivery for sales made to distributors is FOB destination.

Internet sales, including sales order placed with us by third party retailers and e-commerce distribution companies are recognized based on FOB shipping point.

Sales to certain distributors with the rights of return are recognized upon shipments, net of estimated sales returns.

Sales Returns and Allowances

The Company analyzes its historical sales returns experience and records allowances when considered necessary. Estimates of sales returns are based principally on historical experience and management’s expectations of trends in the Company’s business and industry. Certain e-commerce customers of the Company assume the risk of returns for the goods shipped to their customers. The Company records a provision for estimated returns as a reduction of revenues in the same period that related revenues are recorded. Use of management estimates is required in connection with establishing and maintaining an allowance for expected returns. If actual returns differ from the estimates, additional allowances could be required. The Company recorded approximately $28,000 and $157,000 of estimated potential sales returns during the years ended June 30, 2017 (unaudited) and 2016, respectively.

F-12

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Shipping and Handling Costs

Shipping and handling costs billed to customers are included as a component of revenue. The corresponding expense incurred with third party carriers is included as a component of selling expenses in the accompanying consolidated statements of operations. Shipping and handling expenses amounted to approximately $639,000 and $854,000 for the years ended June 30, 2017 (unaudited) and 2016, respectively.

Accounts Receivable

Accounts Receivable balances represent amounts due from customers at invoice amounts. The Company continuously monitors accounts receivable balances to identify potential credit and collection risks and establishes an allowance for doubtful accounts when considered necessary. Estimate of credit and collection losses are based on a variety of factors including accounts receivable aging, historical experience and other currently available information, including current economic conditions. The Company does not have any significant historical occurrences of bad debts and has therefore determined that an allowance for doubtful accounts is not necessary as of June 30, 2016. The Company had allowance for doubtful accounts of $9,930 as of June 30, 2017 (unaudited). The Company recorded approximately $9,500 and $9,500 of bad debt expense originating from non-payments from the customers during the years ended June 30, 2017 (unaudited) and 2016, respectively.

Deposits with Vendors

Deposits with vendors consist of deposits made to vendors for product purchases. As of June 30, 2017 (unaudited) and 2016, deposits with vendors are fully realizable.

Inventory

Inventory consists of finished goods and is stated at the lower of cost (weighted average cost method), or market. The Company periodically evaluates inventories for potential excess, slow-moving or obsolete goods and recorded reserves and write-downs when considered necessary. Write-downs to lower of cost or market are considered permanent adjustments to the cost basis of goods when it is determined that their net realizable value is less than the carrying amount. The Company wrote-off approximately $45,000 and $171,000 of obsolete or damaged goods during the years ended June 30, 2017 (unaudited) and 2016, respectively. As of June 30, 2017 (unaudited) and 2016, the Company had a reserve for slow moving inventories of approximately $220,000 and $148,000, respectively.

Deferred Offering Costs

Deferred offering costs consist of specific incremental costs directly attributable to the proposed IPO, which will be offset against the gross proceeds of the proposed offering (Note 10).

F-13

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets shown below:

Useful Life
Furniture	7 years
Machinery and equipment	3 years
Computer equipment	2 years

Intangible Assets

The intangible assets of the Company consist of domain names and trademarks, which have been determined to have indefinite useful lives, and accordingly are not amortizable. Rather, such intangible assets are required to be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that the assets may be impaired. The Company performed an impairment test on the intangible assets at June 30, 2017 (unaudited) and 2016. No impairment charges related to indefinite lived intangible assets were recognized for the years ended June 30, 2017 (unaudited) and 2016.

The Company applies for patents as necessary on certain products, and holds several patents and has several patent applications in process. The Company has adopted a policy to not capitalize the external costs of obtaining the patents, such as legal and filing fees, due to the insignificant nature of the amounts involved.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. The Company incurred advertising and marketing costs of approximately $465,000 and $270,000 for the years ended June 30, 2017 (unaudited) and 2016, respectively.

Income Taxes

The Company files Federal and State tax returns in the States of California and Delaware as well as in Hong Kong and PRC. In August 2014, the Company was reorganized as a C Corporation. Prior to the reorganization, the Company’s operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements for periods prior to August 28, 2014 (the date on which the tax status changed to a C Corporation).

The Company accounts for income taxes under the asset and liability method. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. As of June 30, 2017 (unaudited) and 2016, the Company provided for a full valuation allowance against deferred tax assets.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal, state, and foreign purposes. The Company is subject to examination by federal and state taxing authorities for 2012 and subsequent tax years and Hong Kong and PRC for 2015 and subsequent years. Interest and penalties related to uncertain tax positions, if any, are recorded in general and administrative expenses. No reserves for uncertain tax positions have been recognized for the years ended June 30, 2017 (unaudited) and 2016.

F-14

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable, line of credit, notes payable, bank loan, convertible debentures, and shareholder loans payable, approximate fair value due to either the short term nature of certain of these items or the current interest rates payable in relation to current market conditions and credit risk associated with those debt instruments.

Basic and Diluted Net Earnings (Loss) Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock and/or if converted methods as applicable. The Company did not have any common stock equivalents during the years ended June 30, 2017 (unaudited) and 2016.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after June 30, 2017, through the date which the consolidated financial statements were issued. Based upon the review, the Company did not identify other subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Recent Accounting Standards

In November 2016, the FASB issued Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230), to require entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. Entities will also have to disclose the nature of restricted cash and restricted cash equivalent balances. The new guidance will be effective for fiscal years beginning after December 15, 2017, including the interim periods within those years. Early adoption is permitted and the new guidance is applied retrospectively. The Company is in the process of evaluating the impact of adoption on its consolidated statement of cash flows and disclosures.

In October 2016, the FASB issued Accounting Standards Update 2016-16 Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This update removes the current exception in US GAAP prohibiting entities from recognizing current and deferred income tax expenses or benefits related to transfer of assets, other than inventory, within the consolidated entity. The current exception to defer the recognition of any tax impact on the transfer of inventory within the consolidated entity until it is sold to a third party remains unaffected. The amendments in this update are effective for public entities for annual reporting periods beginning after December 15, 2017. Early adoption is permitted and should be in the first interim period if an entity issues interim financial statements. The Company is in the process of evaluating the impact of adoption on its consolidated financial statements.

F-15

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

In August 2016, the FASB issued Accounting Standards Update 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses whether to present certain specific cash flow items as operating, investing or financing activities. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company is currently assessing the impact of the future adoption of this standard on its consolidated Statements of Cash Flows.

In June 2016, the FASB issued Accounting Standard Update No. 2016-13 (ASU 2016-13) “Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets held. This guidance will become effective for us beginning in the first quarter of 2020 and must be adopted using a modified retrospective approach, with certain exceptions. Early adoption is permitted beginning in the first quarter of 2019. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements. In March 2016, the FASB issued Accounting Standard Update No. 2016-09 (ASU 2016-09) “Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 simplifies several aspects of employee share-based payment accounting, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This guidance will become effective for us beginning in the first quarter of 2017. Early adoption is permitted. The Company adopted this standard during the quarter ended March 31, 2017. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. ASU 2016-02 “Leases (Topic 842)”. This update amends leasing accounting requirements. The most significant change will result in the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under current guidance. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018, which for us is July 1, 2019, the first day of our 2019 fiscal year. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted, and a number of optional practical expedients may be elected to simplify the impact of adoption. The Company is currently evaluating the impact of adopting this guidance.

On July 22, 2015, the FASB issued ASU 2015-11, “Inventory, Simplifying the Measurement of Inventory”, a new standard that requires entities to measure most inventory “at the lower of cost or net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The new standard will not apply to inventories that are measured by using either the last-in, first-out (LIFO) method or the retail inventory method. The new standard will be effective for fiscal years beginning after December 15, 2016, and interim periods in fiscal years beginning after December 15, 2016. The Company adopted this standard during the quarter ended March 31, 2017. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period, and for non-public entities effective annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Company expects to adopt this standard using the modified retrospective approach beginning in the first quarter of 2018. The Company is in the process of evaluating the impact of adoption on its consolidated financial statements. The Company will continue to monitor additional modifications, clarifications or interpretations undertaken by the FASB that may impact our assessments.

F-16

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies  – (continued)

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern.” The guidance in ASU 2014-15 sets forth management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern as well as required disclosures. ASU 2014-15 indicates that, when preparing financial statements for interim and annual financial statements, management should evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity's ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. This evaluation should include consideration of conditions and events that are either known or are reasonably knowable at the date the financial statements are issued or are available to be issued, as well as whether it is probable that management's plans to address the substantial doubt will be implemented and, if so, whether it is probable that the plans will alleviate the substantial doubt. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods and annual periods thereafter. Early application is permitted. The Company adopted this standard during the quarter ended March 31, 2017. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company's consolidated financial statements.

Note 4 — Property and Equipment, Net

Property and equipment consist of:

	June 30,
	2016	2016
	(Unaudited)
Furniture	$16,524	$16,524
Machinery	1,530	1,530
Computer equipment	24,427	24,427
	42,481	42,481
Less accumulated depreciation	30,078	26,636
	$12,405	$15,845

Depreciation expense amounted to approximately $3,400 and $3,900 for the years ended June 30, 2017 (unaudited) and 2016, respectively.

F-17

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Line of Credit

On December 28, 2013, the Company entered into a line of credit agreement with a bank providing for a $91,300 credit limit. Borrowings under the line of credit bear interest at the prime rate plus 3.75% per annum which was 8% at June 30, 2017 and 7.25% at June 30, 2016. There is no specific expiration date in this line of credit agreement and it is personally guaranteed by the Company’s chief executive officer and stockholder. As of June 30, 2017 (unaudited) and 2016, there was approximately $83,000, and $91,000, respectively, outstanding balances on this line of credit.

Interest expense on the line of credit amounted to approximately $6,800 and $6,500 for the years ended June 30, 2017 (unaudited) and 2016, respectively.

Note 6 — Bank Loan

On July 29, 2015, the Company entered into a loan with a bank for a principal of $250,000 (“Bank Loan #1”), with a one year term, bearing interest at 20% per annum. The loan is personally guaranteed by two stockholders of the Company and is secured by any and all tangible and intangible assets of the Company. The loan includes a prepayment interest discount percentage of twenty-five percent to be applied to any unpaid interest remaining on the loan, if the loan is paid before the end of its one-year term.

On May 18, 2016, the Company entered into another bank loan (“Bank Loan#2”) to replace Bank Loan #1 for a principal of $250,000 with a nine-month term, bearing interest at 13% per annum. The loan is personally guaranteed by two stockholders of the Company and is secured by any and all tangible and intangible assets of the Company. The loan includes a prepayment interest discount percentage of twenty-five percent to be applied to any unpaid interest remaining on the loan, if the loan is paid before the end of its nine-month term. In October 2016, the Company repaid the outstanding balance of this bank loan. As of June 30, 2017 (unaudited) and 2016, there was approximately $0 and $215,000 outstanding balance on this bank loan.

Interest expense on these bank loans amounted to approximately $16,800 and $59,100 for the year ended June 30, 2017 (unaudited) and 2016.

Note 7 — Note Payable

On March 29, 2016 the Company issued an unsecured short term promissory note to an unrelated party for a principal balance of $200,000, with a maturity date of June 15, 2017. The note bears interest at 6.5% per annum (18% in an event of default), which is due in arrears on the maturity date. As of June 30, 2017 (unaudited) and 2016, there was $200,000 outstanding balance on this note payable. On March 26, 2017, the Company entered into an Exchange Agreement with this Debt Holder. Pursuant to the terms of the Exchange Agreement, the Company agreed to issue to this Debt Holder, in full satisfaction of note balance of $200,000 and accrued interest of $13,000, a number of the shares of the Company’s common stock, upon the execution of the proposed IPO. See Note 2 for more details.

Interest expense on this note payable amounted to approximately $14,000 and $3,300 for the year ended June 30, 2017 (unaudited) and 2016.

F-18

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Long Term Debt

Convertible Debentures

During January and February 2016, the Company consummated a bridge financing of convertible notes (the “Convertible Bridge Notes”) in the aggregate principal amount of approximately $950,000 in a private placement to raise capital to fund their operating expenses and capital expenditure requirements, with maturity dates in January and February 2018. On September 12, 2016, the Company consummated an additional bridge financing convertible note in the amount of $500,000 with maturity date in September 2018. On October 8, 2016, the Company consummated an additional bridge financing convertible note in the amount of $200,000 with maturity date in October 2018. The Convertible Bridge Notes issued in the bridge financing bear interest at the rate of 8% per annum, are unsecured obligations of the Company and will convert into shares of the Company's common stock upon the closing of the IPO, or any financing of at least $5,000,000 (“Qualified Financing”), at a conversion price equal to (i) 75% of the offering price of Qualified Financing (“Qualified Financing Price”), in the event such investor has purchased $500,000 in aggregate principal amount of convertible notes or greater, (ii) 82% of the offering price in the event such investor has purchased $250,000 in aggregate principal amount of Convertible Bridge Notes, but less than $500,000 or (iii) 93% of the offering price in the event such investor has purchased less than $250,000 in aggregate principal amount of Convertible Bridge Notes.

This conversion feature was considered to be a contingent conversion feature. The Company evaluated the conversion feature and concluded that it did not meet the criteria for derivative accounting and bifurcation nor were any beneficial conversion terms recognized, until such time as there is an IPO or other financing event, and such event results in at least $5 million being raised.

Convertible debentures consist of the following as of June 30, 2017 (unaudited) and 2016:

Date of Debentures	Interest Rate	Conversion Price	June 30, 2017 (unaudited)	June 30, 2016

Debenture#1 – January 17, 2016	8%	75% of Qualified Financing Price	$500,000	$500,000
Debenture#2 – January 21, 2016	8%	93% of Qualified Financing Price	50,000	50,000
Debenture#3 – January 26, 2016	8%	93% of Qualified Financing Price	100,000	100,000
Debenture#4 – January 26, 2016	8%	82% of Qualified Financing Price	300,000	300,000
Debenture#5 – September 12, 2016	8%	75% of Qualified Financing Price	500,000	—
Debenture#6 – October 8, 2016	8%	93% of Qualified Financing Price	200,000	—
			$1,650,000	$950,000

Each of the convertible debentures above has a term of two years. Interest expense on these convertible debentures amounted to approximately $109,000 and $36,800 for the year ended June 30, 2017 (unaudited) and 2016.

Senior Redeemable Debenture

On October 12, 2016, the Company entered into a Purchase Agreement with a lending institution (“Lending Institution”) for a Debenture. The Company issued an initial Debenture in the amount of $1,500,000 and received cash proceeds of approximately $1,333,000 (net of fees of approximately $167,000). The Company used part of the cash proceeds to repay the Bank Loan in the amount of approximately $128,000 on October 12, 2016. Under the terms of the Purchase Agreement, the Company was granted the option to issue additional Debentures up to a maximum amount of $3,000,000, if certain conditions are met including (i) no default occurs during the term of the Purchase Agreement, and (ii) approval by lending institution. The Debenture carries an interest rate of 18% per annum, is secured by the Company’s assets, and is personally guaranteed by two of the Company’s principal stockholders and officers. The Company is required to remit interest payments only for the months of November and December 2016, and monthly payments including principal and interest during the period between January 2017 and January 2018. The Company has the right to redeem the debenture in full prior to its maturity date. The Securities Purchase Agreement is subject to certain fees, including an advisory fee of $300,000 which is due in three installments, and has a term of 15 months from the closing date. Under the provisions 7.1(d) and 7.1(e) of the Purchase Agreement, the Company will be obligated to pay the Lending Institution in full upon a change of control occurs or will occur due to the issuance of shares of the Company’s capital stock in connection with the IPO. On May 9, 2017, the Company entered into a wavier agreement with the Lending Institution. Under the terms of this agreement, the Lending Institution agreed to accept $983,965 as payment in lieu of full payment on the Debenture upon the execution of the IPO, and the remaining balance will be remitted on a monthly basis through September 2017.

F-19

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Long Term Debt  – (continued)

The loan fees related to issuance of this Debenture are being amortized to interest expense, using the interest method, over the term of the Debenture. The Company’s effective borrowing rate for the Debenture is estimated to be 56% per annum. Interest expense on this Debenture, including the amortization of loan fee, amounted to approximately $368,000 for the year ended June 30, 2017 (unaudited). As of June 30, 2017 (unaudited), there was approximately $1,525,000 outstanding balance on this Debenture, including accrued debt issuance costs of approximately $98,600.

Loans Payable to Stockholders

Loans payable to stockholders including accrued interest, consist of:

		June 30,
Date of Initial Loans	Interest Rate	2017 (unaudited)	2016
Loan#1 – February 7, 2012	14%	$125,000	$125,000
Accrued interest		127,494	96,565
Loan#1 outstanding balance		252,494	221,565
Loan#2 – February 19, 2012	14%	96,000	96,000
Accrued interest		97,913	74,160
Loan#2 outstanding balance		193,913	170,160
Loan#3 – Various	Prime +2.5% (5.5% at June 30, 2017 (unaudited), June 30, 2016	329,155	174,115
Accrued interest		237,612	214,596
Loan#3 outstanding balance		566,767	388,711
Loan#4 – Various	6.5%	289,500	242,500
Accrued interest		20,496	2,210
Loan#4 outstanding balance		309,996	244,710
Loan#5 – June 24, 2016	6.5%	100,000	100,000
Accrued interest		6,629	105
Loan#5 outstanding balance		106,629	100,105
Total loans payable to stockholders, including accrued interest		$1,429,799	$1,125,251

F-20

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Long Term Debt  – (continued)

Loans#1, 2 and 3 were originally due at various maturity dates through March 30, 2012, and thereafter became payable on demand. On March 17, 2016, the stockholders agreed to extend the maturity dates of the loans to July 1, 2017. On January 2, 2017, the stockholders agreed to further extend the maturity dates of the loans to June 1, 2018. All other terms of the loans remained the same and continued to accrue interest at the stated rates compounded annually.

One of the stockholders did not have a formal loan agreement (loan#3 above), and on December 31, 2015, the Company and the stockholder entered into a promissory note in the amount of $384,784, which included principal amount of $182,865 and accrued interest of $201,919. The note is due on July 1, 2017 and bears interest at the prime rate plus 2%, computed based on a 360-day year. In the event of a default, as defined in the note, the interest increases to a default rate of 18%. The Company may elect to pay principal or interest on the loan prior to maturity date without penalty. During the year ended June 30, 2016, the Company received additional loan of $2,500 from this stockholder and repaid $11,250. During the year ended June 30, 2017 (unaudited), the Company entered into another loan with this stockholder in the amount of $150,000.

During the year ended June 30, 2016, the Company entered into three loan agreements (loan#4 above) with a stockholder in an aggregate amount of $242,500. During the year ended June 30, 2016, the Company entered into another loan with this stockholder in the amount of $95,000 and repaid $43,000. These notes are due on June 1, 2018 and bear interest at a rate of 6.5% computed based on a 360-day year. In the event of a default, as defined in the notes, the interest increases to a default rate of 18%. The Company may elect to pay principal or interest on the loans prior to maturity date without penalty.

On June 24, 2016, the Company entered into a loan agreement (loan#5 above) with a stockholder in the amount of $100,000. The note is due on June 1, 2018 and bears interest at a rate of 6.5% computed based on a 360-day year. In the event of a default, as defined in the note, the interest increases to a default rate of 18%. The Company may elect to pay principal or interest on the loan prior to maturity date without penalty.

Interest expense on these loans amounted to approximately $103,000 and $76,000 for the years ended June 30, 2017 (unaudited) and 2016, respectively.

Future maturities of long-term debt less current portion are as follows as of June 30, 2017:

As of June 30,
2018	$3,079,799
2019	—
$3,079,799

Note 9 — Income Tax

Deferred tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes.

For the years ended June 30, 2017 and 2016, deferred income tax was provided on temporary differences at a 40% tax rate. Significant components of the Company’s deferred tax assets and liabilities are as follows at June 30:

	June 30,
	2017	2016
Deferred Income Tax Asset:
Net operating loss carry forward	$2,818,000	$1,060,000
Inventory reserve	16,000	59,000
	2,834,000	1,119,000
Less valuation allowance	(2,834,000)	(1,119,000)
	$—	$—

F-21

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Income Tax  – (continued)

A valuation allowance has been recorded to reduce the deferred tax asset balance to zero. The valuation allowance increased approximately $1,715,000 from June 30, 2016 to June 30, 2017.

The Company has net operating loss carry-forwards available to reduce future taxable income tax of approximately $2,834,000, at June 30, 2017, which begin to expire after the fiscal year ended June 30, 2036.

For the years ended June 30, 2017 and 2016, a reconciliation of the statutory rate and effective rate for the provisions for income taxes consists of the following:

	Year ended June 30,
	2017	2016
Federal tax statutory rate	(34.00)%	(34.00)%
State taxes, net of Federal tax benefit	(5.83)%	(5.83)%
Meals and entertainment (50%)	.210%	1.68%
LLC to C Corporation conversion	—%	(12.88)%
Change of valuation allowance	39.63%	51.03%
Effective rate	0.00%	0.00%

	Year ended June 30,
	2017	2016
Income tax provision for the years ended June 30, 2017 and 2016 consists of the following:
Federal
Current	$—	$—
Deferred	1,464,000	825,000
State
Current	—	—
Deferred	251,000	142,000
Foreign
Current	—	—
Deferred	—	—
	1,715,000	967,000
Change in valuation allowance	(1,715,000)	(967,000)
Income tax provision	$—	$—

The differences between the Company’s effective income tax rate and the statutory federal rate for the years ended June 30, 2017 and 2016 relate primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of realization. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible.

Management has performed its evaluation of all other income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the “more likely than not” standard. Accordingly, there are no provisions for income taxes, penalties or interest receivable or payable relating to uncertain income tax provisions in the accompanying financial statements. The Company’s tax filings are subject to the U.S. (Federal and State), Hong Kong and PRC tax bureau’s examination. The Company is not currently under examination by any tax bureau of each jurisdiction.

F-22

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Commitments And Contingencies

Proposed IPO

On December 16, 2015, the Company entered into an engagement agreement (the “Engagement Agreement”) with an underwriter to advise and assist in a proposed IPO of up to approximately $7 million worth of common stock of the Company. The Engagement Agreement has a term of twelve months. The Company will pay the underwriter an underwriting discount of 7.0% of the public offering price, as well as warrants (the “Underwriter’s Warrants”) at the closing of the proposed IPO, to purchase that number of shares of common stock equal to 5% of the aggregate number of shares sold in the Offering. The Underwriter’s Warrants will be exercisable for a four-year term commencing one year from the effective date of the proposed IPO, at a price per share equal to 125.0% of the public offering price per share of common stock at the proposed IPO. The Underwriter’s Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights), as well as customary anti-dilution provisions. Additionally, the Company will issue the underwriter an option, exercisable within 45 days after the closing of the proposed IPO, to acquire up to an additional 15% of the total number of shares to be offered by the Company in the proposed IPO, solely for the purpose of covering over-allotments. There is no assurance that the Company will be successful in its efforts to complete its proposed IPO.

Leases

On November 13, 2014, the Company entered into a lease for its premises in Sunnyvale, California, with a two-year term, which expired on December 31, 2016 and was not renewed. On June 13, 2016, the Company entered into a lease for its office in Shenzhen, China with a one-year term expiring on June 12, 2017. On October 31, 2016, the Company entered into a lease for a new office premises in San Jose, California, with a 50-month lease. The Company also has automobiles which it leases under leases that were determined to be accounted for as operating leases. The leases expire at various dates through December 16, 2017. Rent expense is recognized over the lease term on a straight-line basis and amounted to approximately $328,000 and $218.000 for the years ended June 30, 2017 (unaudited) and 2016, respectively.

Future minimum lease payments due under all of the operating leases as of June 30, 2017 (unaudited) are as follows:

Years Ending June 30:
2018	$391,766
2019	356,734
2020	320,529
2021	218,470
Thereafter	—
$1,287,499

Future minimum lease payments due under all of the operating leases as of June 30, 2016 are as follows:

Years Ending June 30:
2017	$137,242
2018	5,269
$142,511

F-23

MOTA GROUP, INC. (FORMERLY UNORTH, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Commitments And Contingencies  – (continued)

Litigation

In its normal course of operations, the Company may, from time to time, be named as a defendant in legal actions and may be held liable for claims for damages arising out of such actions. The Company is not aware of any pending or threatened litigation that individually or collectively, will have a material adverse effect on the Company.

Note 11 — Subsequent Events (UNAUDITED)

The convertible debt holders of the Convertible Bridge Notes will automatically convert the outstanding debt balance of $1,650,000 and accrued interest of $88,667 to our common stock at the conversion price set forth in the Convertible Bridge Notes, upon the closing of this offering.

F-24

MOTA GROUP, INC.

Up to 1,000,000 shares of Common Stock offered pursuant to

the Company’s drone customer incentive Program.

PRELIMINARY OFFERING CIRCULAR

October 2, 2017

PART III – Exhibits

Index to Exhibits

Number	Exhibit

2.1*	Certificate of Incorporation of the Company, as amended and restated, as currently in effect (previously filed with the SEC as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

2.2*	ByLaws of the Company, as currently in effect (previously filed with the SEC as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.1*	Omnibus Stock Plan (previously filed with the SEC as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.2	Securities Purchase Agreement dated as of March 31, 2016 and effective as of October 12, 2016, by and between the Registrant and TCA Global Credit Master Fund, LP. (previously filed with the SEC as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.3	Senior Secured Redeemable Debenture dated as of March 31, 2016 and effective as of October 12, 2016, by the Registrant to TCA Global Credit Master Fund, LP. (previously filed with the SEC as Exhibit 10.3 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.4	Subscription and Investor Rights Agreement between the Registrant and Certain Investors. (previously filed with the SEC as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.5	Convertible Term Note (previously filed with the SEC as Exhibit 10.5 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.6	Security Agreement dated as of March 31, 2016 and effective as of October 12, 2016, by and between UNorth One LLC and TCA Global Credit Master Fund, LP. (previously filed with the SEC as Exhibit 10.6 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.7	Guarantee Agreement dated as of March 31, 2016 and effective as of October 12, 2016, made by UNorth One LLC in favor of TCA Global Credit Master Fund, LP. (previously filed with the SEC as Exhibit 10.7 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.8	Pledge Agreement dated as of March 31, 2016 and effective as of October 12, 2016, by and between the Registrant, as pledgor, and TCA Global Credit Master Fund, LP. (previously filed with the SEC as Exhibit 10.8 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

Page II-1

6.9	Security Agreement dated as of March 31, 2016 and effective as of October 12, 2016, by and between the Registrant and TCA Global Credit Master Fund, LP. (previously filed with the SEC as Exhibit 10.9 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.10	Promissory Note dated June 24, 2016, by and between the Registrant and Michael Faro in the principal amount of $34,000. (previously filed with the SEC as Exhibit 10.10 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.11	Promissory Note dated May 18, 2016, by and between the Registrant and Michael Faro in the principal amount of $100,000. (previously filed with the SEC as Exhibit 10.11 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.12	Promissory Note dated April 27, 2016, by and between the Registrant and Michael Faro in the principal amount of $103,500. (previously filed with the SEC as Exhibit 10.12 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.13	Promissory Note dated December 31, 2015, by and between the Registrant and Michael Faro in the principal amount of $384,784. (previously filed with the SEC as Exhibit 10.13 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.14	Promissory Note dated June 24, 2016, by and between the Registrant and Lily Ju in the principal amount of $100,000. (previously filed with the SEC as Exhibit 10.14 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.15	Summary Promissory Note dated February 7, 2012, by and between the Registrant and Maryam Rowghani in the principal amount of $125,000. (previously filed with the SEC as Exhibit 10.15 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.16	Summary Promissory Note dated December 22, 2011, by and between the Registrant and Maryam Rowghani in the principal amount of $20,000. (previously filed with the SEC as Exhibit 10.16 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

6.17	Summary Promissory Note February 19, 2012, by and between the Registrant and Lily Ju in the principal amount of $76,000. (previously filed with the SEC as Exhibit 10.17 to the Company’s Registration Statement on Form S-1, dated October 5, 2016, as amended (File No. 333-213982) and incorporated herein by reference)

10	Power of Attorney (included on signature page)

11.1†	Consent of Independent Registered Public Accounting Firm

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11.2†	Consent of Sullivan & Worcester LLP (included in Exhibit 11.3)

11.3†	Opinion of Sullivan & Worcester LLP relating to legality of the Shares

11.4†	Consent of Majorie Bailey to be named as a Director nominee

11.5†	Consent of Alan Jacobs to be named as a Director nominee

11.6†	Consent of Alexander Ruckdaeschel to be named as a Director nominee

13†	“Testing the Waters” materials.

† To be filed by amendment.

* Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, California, on [ ], 2017.

MOTA GROUP, INC.

By:

Michael Faro, Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Faro and Lily Ju or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	President/Chief Executive Officer and Director (Principal Executive Officer)	[ ], 2017
Michael Faro

	Controller (Interim) (Principal Financial and Accounting Officer)	[ ], 2017
Samba Yarlagadda

	Director	[ ], 2017
Lily Ju

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RIDER F/S FOLLOWS